                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

In Re:                                        ss.    Jointly Administered Case No. 01-42530-H4-11
                                              ss.
Metals USA, Inc., et al.,(1)                  ss.    Case Nos. 01-42530-H4-11 through 01-42573-H4-11
                                              ss.
Debtors.                                      ss.    Chapter 11

-------------------------------------------------------------------------------------------------------------------

                  DEBTORS' DISCLOSURE STATEMENT WITH RESPECT TO
                DEBTORS' PLAN OF REORGANIZATION UNDER CHAPTER 11
                      OF THE UNITED STATES BANKRUPTCY CODE

Dated: August 23, 2002,
Houston, Texas.
                                                   Respectfully submitted,

                                                   FULBRIGHT & JAWORSKI L.L.P.

                                                   Zack  A. Clement
                                                   State Bar No. 04361550
OF COUNSEL:                                        S.D. Tex. No. 06445
                                                   Johnathan C. Bolton
Robert F. Gray                                     State Bar No. 24025260
Harva R. Dockery                                   S.D. Tex. No. 25244
Davor S. Vukadin                                   1301 McKinney, Suite 5100
Christopher M. McNeill                             Houston, Texas 77010-3095
FULBRIGHT & JAWORSKI L.L.P.                        Telephone: 713/651-5151
1301 McKinney, Suite 5100                          Telecopier: 713/651-5246
Houston, Texas 77010-3095
Telephone: 713/651-5151                            ATTORNEYS FOR DEBTORS
Telecopier: 713/651-5246                           METALS USA, INC., ET AL.


THIS IS NOT A SOLICITATION OF ACCEPTANCE OF THE PLAN OF REORGANIZATION. ACCEPTANCE MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED A DISCLOSURE STATEMENT. DEBTORS HAVE SUBMITTED THIS DISCLOSURE STATEMENT, BUT THE BANKRUPTCY COURT HAS NOT YET APPROVED IT.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS DISCLOSURE STATEMENT AND HAS NOT PASSED ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------
(1) Metals USA Management, Co., L.P., MUSA GP, Inc., MUSA L.P., Inc., Metals USA Finance Corp., Metals USA Realty Company, Jeffrey's Real Estate Corporation, Aerospace Specification Metals, Inc., Aerospace Specification Metals-U.K., Inc., Allmet Building Products, L.P., Metals Receivables Corporation, Allmet GP, Inc., Allmet LP, Inc., Cornerstone Building Products, Inc., Cornerstone Metals Corporation, Cornerstone Patio Concepts, L.L.C., Harvey Titanium, Ltd., Interstate Steel Company of Maryland, i-Solutions Direct, Inc., Metalmart, Inc., Metals Aerospace International, Inc., Metals USA Building Products Southeast, Inc., Metals USA Carbon Flat Rolled, Inc., Metals USA Flat Rolled Central, Inc., Metals USA Plates and Shapes Northcentral, Inc., WSS Transportation, Inc., Metals USA Plates and Shapes Northeast, L.P., Levinson Steel GP, Inc., Levinson Steel LP, Inc., Metals USA Plates and Shapes Southcentral, Inc., Metals USA Plates and Shapes Southeast, Inc., Queensboro, L.L.C., Metals USA Plates and Shapes Southwest, L.P., Intsel GP, Inc., Intsel LP, Inc., Metals USA Specialty Metals Northwest, Inc., Metals USA Contract Manufacturing, Inc., Metals USA Specialty Metals Northcentral, Inc., National Manufacturing Inc., Texas Aluminum Industries, Inc., Valley Aluminum, Co., Valley Aluminum of Nevada, Inc., Western Awning Company, and Wilkof-Morris Steel Corporation.

                          DEBTORS' DISCLOSURE STATEMENT
                               WITH RESPECT TO THE
                        PLAN OF REORGANIZATION OF DEBTORS

                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
I.       NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS...............................................2

II.      THE PLAN AND CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS..............................4

         A.       Summary of The Plan...................................................................4

         B.       Summary of Classification and Treatment Under the Plan................................5

         C.       Classification and Treatment of Claims................................................6

                  1.       Administrative Claims (Unclassified).........................................7

                  2.       Priority Tax Claims (Unclassified)...........................................7

                  3.       Debtor-in-Possession Loan Claim (Unclassified)...............................8

                  4.       Other Priority Claims (Class 1)..............................................8

                  5.       Other Secured Claims (Class 2)...............................................8

                  6.       Impaired Other Secured Claims (Class 3)......................................9

                  7.       General Unsecured Claims (Class 4)...........................................9

                  8.       Convenience Claims (Class 5).................................................9

                  9.       Equity Interests (Class 6)..................................................10

         D.       Other Significant Terms of the Plan..................................................10

                  1.       Revesting of Assets.........................................................10

                  2.       Treatment of Contracts......................................................10

                  3.       Retiree Benefit Plans.......................................................10

                  4.       Conditions to Confirmation and Consummation.................................10

                  5.       Cancellation of Notes and Interests.........................................10

                  6.       Indemnification.............................................................11

                  7.       Releases....................................................................11

                  8.       Disputed Claims and Claims Objections.......................................11

III.     INFORMATION ABOUT DEBTORS.....................................................................11

         A.       Summary Information About Debtors' Operations........................................11

         B.       Factors Precipitating Commencement of the Case.......................................12

         C.       Proceedings in the Case..............................................................13

                  1.       Debtors' Counsel and Financial Advisors.....................................13

                  2.       The Official Joint Committee of Bondholders and Unsecured Creditors.........13

                  3.       Debtors' Use of Cash Collateral and the Debtor-in-Possession Loan Agreement.14

                  4.       Court Proceedings with Certain Vendors......................................14

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                       PAGE
                                                                                                       ----
                  5.       Contracts...................................................................14

                  6.       Sales of Assets.............................................................14

                  7.       Sales of Miscellaneous Assets...............................................15

                  8.       Description of Key Employee Retention Plan..................................16

                  9.       Establishment of Bar Date for filing Proofs of Claim........................16

                  10.      Other Proceedings...........................................................16

                  11.      Debtors' Plan and Disclosure Statement......................................17

         D.       Management...........................................................................17

IV.      SELECTED HISTORICAL FINANCIAL DATA............................................................19

V.       PRO FORMA CAPITALIZATION ON THE EFFECTIVE DATE OF THE PLAN....................................20

VI.      REQUIREMENTS FOR CONFIRMATION OF THE PLAN.....................................................21

         A.       Feasibility of the Plan (Bankruptcy Code Section 1129(a)(11))........................21

                  1.       General.....................................................................21

                  2.       Asset Sales.................................................................22

                  3.       Credit Facility.............................................................24

                  4.       Cash Payments on the Effective Date.........................................24

                  5.       Effective Date and Projected Balance Sheets.................................26

                           a.       Effective Date Balance Sheet.......................................26

                           b.       Projected Balance Sheets...........................................28

                  6.       Statement of Post-Effective Date Operations.................................29

                  7.       Post-Effective Date Cash Flow Statement.....................................30

                  8.       Material Assumptions and Other Information..................................31

                           a.       Projected Financing Transactions...................................31

                           b.       Sufficient Funds to Consummate the Plan............................31

                           c.       Projected Operating Results........................................31

                           d.       Principles of Consolidation........................................32

                           e.       Accounting Estimates...............................................32

                           f.       Deferred Financing Costs...........................................32

                           g.       Operating Forecast.................................................32

                           h.       Liquidity and Capital Resources....................................33

                  9.       Valuation of Reorganized Debtors for Plan Purposes..........................33

                           a.       Comparable Public Company Analysis.................................34

                           b.       Discounted Cash Flow Analysis......................................34

         B.       Alternatives to Confirmation and Consummation of the Plan (Bankruptcy Code Section
                  1129(a)(7))..........................................................................35

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                       PAGE
                                                                                                       ----
                  1.       Continuation of the Cases and Alternative Plans.............................35

                  2.       Liquidation as an Alternative to Confirmation and Consummation of Plan......36

         C.       Other Section 1129(a) Requirements For Confirmation of The Plan......................38

         D.       The Fair and Equitable Standard and Cramdown (Bankruptcy Code Section 1129(b)).......40

VII.     DESCRIPTION OF CERTAIN DOCUMENTS AND  SECURITIES TO BECOME EFFECTIVE UNDER THE PLAN...........41

         A.       Credit Facility......................................................................41

         B.       New Common Stock.....................................................................41

         C.       The Warrants.........................................................................42

         D.       Relationship Between New Common Stock Issued to Holders of General Unsecured Claims
                  and New Common Stock Issuable Under the Warrants.....................................43

                  1.       Introduction................................................................43

                  2.       Issuance of Shares to Unsecured Creditors...................................43

                  3.       Issuance of Warrants and Warrant Shares.....................................43

                  4.       Possible Post-Plan Dilution.................................................44

         E.       Amended and Restated Certificate of Incorporation and Bylaws of Reorganized Debtors..45

         F.       New Management Stock Incentive Plan..................................................46

         G.       Directors and Officers and Insurance.................................................47

VIII.    VOTING AND EXCHANGE PROCEDURES AND REQUIREMENTS...............................................48

         A.       Voting Procedures and Requirements...................................................48

                  1.       General Procedures..........................................................48

                           a.       Voting Procedures..................................................49

                           b.       Tabulation Procedures..............................................50

         B.       Procedures for Exchanging Existing Securities for New Securities.....................51

                  1.       Procedures for Exchanging Notes for New Common Stock........................51

                  2.       Procedures for Exchanging Existing Common Stock for Warrants................52

IX.      ADDITIONAL FACTORS TO BE CONSIDERED...........................................................53

         A.       Securities Law Matters...............................................................53

                  1.       Availability of Section 1145 of the Bankruptcy Code.........................53

                  2.       Parties Who Are Underwriters................................................53

                  3.       Availability of SEC Rule 144 for Affiliate Resales..........................54

                  4.       Registration Rights Agreement...............................................54

                  5.       Lack of Established Market for New Securities...............................54

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                       PAGE
                                                                                                       ----
         B.       Risk Factors Relating to Debtors' Operations.........................................55

                  1.       Adequacy of Collateral......................................................55

                  2.       Net Losses..................................................................55

                  3.       Restrictions Imposed by Terms of the Parent Company's Loan Agreements.......55

                  4.       Uncertainties Relating to Bankruptcy Proceedings............................55

                  5.       Debt Obligations............................................................56

                  6.       Limited Liquidity...........................................................56

                  7.       Economic Downturn...........................................................56

                  8.       Possible Impact On Varying Metals Prices....................................56

                  9.       Fluctuations in Demand......................................................56

                  10.      Competition.................................................................57

                  11.      Environmental Regulation....................................................57

                  12.      Reliance on Key Personnel...................................................57

                  13.      Antitakeover Effects of Certain Provisions..................................57

                  14.      Absence of Dividends........................................................58

                  15.      Forward-Looking Statements..................................................58

X.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...........................................58

         A.       Federal Income Tax Consequences to Debtors...........................................59

                  1.       Cancellation of Indebtedness................................................59

                  2.       Limitation on Net Operating Losses..........................................59

         B.       Federal Income Tax Consequences to Holders of Claims and Holders of Equity Interests.60

                  1.       Holders of Other Priority Claims and Certain General Unsecured Claims.......60

                  2.       Holders of Allowed General Unsecured Claims That Are Long-Term..............61

                  3.       Holders of Equity Interests.................................................62

         C.       Withholding..........................................................................62

XI.      CONCLUSION....................................................................................63


                                TABLE OF CONTENTS
                                   (continued)

                                                                                                       PAGE
                                                                                                       ----
APPENDICES:
        APPENDIX A            -   Plan of Reorganization

        APPENDIX B            -   Parent  Company's  Annual Report on Form 10-K for the Year Ended December
                                  31, 2001

        APPENDIX C            -   Parent  Company's  Quarterly  Reports on Form 10-Q for the Quarters Ended
                                  March 31, 2002 and June 30, 2002

        APPENDIX D            -   Parent  Company's  Proxy Statement for the Annual  Stockholders'  Meeting
                                  Held on May 22, 2002

        APPENDIX E            -   Parent Company's Current Report(s) on Form
                                  8-K filed with the SEC on [June 21, 2002; June
                                  24, 2002; August 14, 2002; and August __,
                                  2002]

        APPENDIX F            -   Projected  Statement of Operations  and Projected Cash Flow Statement for
                                  the  Period  July 1,  2002 to  November  30,  2002  and for the  month of
                                  December 2002
EXHIBITS:

        EXHIBIT A             -   Credit Facility Commitment Letter

        EXHIBIT B             -   Schedule of Other Secured Claims with Effective Date Payments

        EXHIBIT C             -   List of Assumed Contracts and Cure Amounts

                              INDEX OF DEFINITIONS

TERMS DEFINED IN THIS DISCLOSURE            PAGES
STATEMENT                               WHERE DEFINED
-------------------------------         -------------
AICPA..........................................31

Balloting Agent.................................2

Beneficial Holder..............................49

CIBC............................................7

COD............................................59

Comparables....................................34

Custodian......................................51

DCF............................................34

Debtor-in-Possession Lenders....................8

Debtor-in-Possession Loan Agreement.............8

Disclosure Statement Order.....................48

Exchange Act...................................11

FAS............................................31

Group 1 Employees..............................16

Group 2 Employees..............................16

IRC............................................58

IRS............................................58

KERP...........................................16

Long-Term Claims...............................61

NOLs...........................................59

Nominee........................................50

Note Indenture..................................7

Noteholder Depositary..........................51

Other Tax Attributes...........................59

Poorman-Douglas................................49

Projection.....................................21

Proxy Statement................................11

PWC............................................34

Retention Compensation.........................16

Scheduled Amount...............................49

Shelf Registration.............................54

Standard Sale Procedures.......................15

Stockholder Depositary.........................52

VOTING DEADLINE................................48

                        LIST OF TERMS DEFINED IN THE PLAN

Administrative Claim                                    Former Officers and Directors
Allowed                                                 Fully Secured Claim
Assumed Contract                                        General Unsecured Claim
Bankruptcy Code                                         Holder
Bankruptcy Court                                        Impaired Other Secured Claims
Bankruptcy Rules                                        Indenture Trustee
Cash                                                    Interest
Certificate                                             New Board of Directors
Chapter 11 Cases                                        New Common Stock
Claim                                                   New Management Stock Incentive Plan
Class 4 New Common Stock                                Noteholder
Collateral                                              Notes
Confirmation Hearing                                    Other Priority Claims
Confirmation Order                                      Other Secured Claims
Contract                                                Parent Company
Convenience Claim                                       Petition Date
Credit Facility                                         Plan
Creditor                                                Priority Tax Claim
Creditors' Committee                                    Pro Rata
Current Officers and Directors                          Professional Fee Claim
Debtor-in-Possession Loan Claim                         Registration Rights Agreement
Debtors                                                 Reorganized Debtors
Debtors' Schedule                                       Reorganized Parent Company
Disclosure Statement                                    Retiree Benefit Plan
Disclosure Statement Hearing                            SEC
Disputed                                                Secured Claim
Distribution                                            Securities Act
Distribution Record Date                                Sold Asset Debtors
Dormant Debtors                                         Unsecured Deficiency Claim
Effective Date                                          Voting Record Date
Equity Interest                                         Warrant Agreement
Estate                                                  Warrant Exercise Price
Existing Common Stock                                   Warrants
Final Allowed Claim Amount
Final Order

         Metals USA, Inc. and its subsidiaries listed on the cover page of this Disclosure Statement, the debtors and debtors-in-possession in these jointly administered Chapter 11 Cases, jointly submit this Disclosure Statement in connection with the solicitation of acceptances of the Plan that is attached as APPENDIX A.

DEBTORS STRONGLY URGE ACCEPTANCE OF THE PLAN. DEBTORS HAVE NEGOTIATED THE TERMS OF THE PLAN WITH THE CREDITORS' COMMITTEE. THE CREDITORS' COMMITTEE STRONGLY RECOMMENDS THAT ALL CREDITORS VOTE TO ACCEPT THE PLAN.

                                   DISCLAIMER

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THIS DISCLOSURE STATEMENT AND THE APPENDICES AND EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, UNLESS ANOTHER TIME IS SPECIFIED, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT WILL BE CORRECT AT ANY TIME AFTER THAT DATE. NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY ACTION TAKEN IN CONNECTION WITH THE PLAN IMPLIES THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AS OF ANY TIME AFTER THAT DATE.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF DEBTORS, THE CREDITORS' COMMITTEE, OR ANY OTHER PARTY-IN-INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY THAT PARTY, BUT NO PARTY MAKES ANY REPRESENTATION REGARDING THE DESCRIPTIONS.

THIS DISCLOSURE STATEMENT IS NOT ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING DEBTORS OR ANY OTHER PARTY, AND IT MAY NOT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, DEBTORS.

                                            I.

                NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

         The record date for determining which Holders of Claims and Interests may vote on the Plan is [September __, 2002]. The purpose of this Disclosure Statement is to provide you, as the Holder of a Claim against one or more of Debtors or as a stockholder of the Parent Company, with information to enable you to make a reasonably informed decision on the Plan before exercising your right to accept or reject the Plan.

         On [September __, 2002], after notice and a hearing, the United States Bankruptcy Court for the Southern District of Texas approved this Disclosure Statement as containing information, of a kind and in sufficient detail, adequate to enable the Holders of Claims against Debtors and stockholders of the Parent Company to make an informed judgment to accept or reject the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THIS INFORMATION OR THE BANKRUPTCY COURT'S ENDORSEMENT OF THE PLAN.

         You should read all of this Disclosure Statement before voting on the Plan. You are urged to consult with your own financial and other advisors in deciding whether to approve or reject the Plan. No solicitation of votes may be made except pursuant to this Disclosure Statement, and no person has been authorized to use any information concerning Debtors or their businesses other than the information contained in this Disclosure Statement.

         EFFECTIVENESS OF THE PLAN UNDER SECTION 1129(a)(8) OF THE CODE REQUIRES THE APPROVAL OF THE PLAN BY THE HOLDERS OF AT LEAST TWO-THIRDS IN AMOUNT AND MORE THAN HALF IN NUMBER OF ALLOWED CLAIMS VOTING ON THE PLAN FOR EACH OF THE IMPAIRED CLASSES AND THE HOLDERS OF TWO-THIRDS OF THE ALLOWED INTERESTS VOTING ON THE PLAN, OR A FINDING BY THE COURT THAT THE PLAN IS FAIR AND EQUITABLE AS TO THAT CLASS.

         After carefully reviewing this Disclosure Statement, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot; then return the ballot to Debtors' balloting agent, Poorman-Douglas Corporation (the "Balloting Agent"), at the address set forth on the ballot, in the enclosed, postage paid, return envelope by 5:00 p.m., Pacific time, on October 16, 2002. ANY BALLOTS RECEIVED BY THE BALLOTING AGENT AFTER 5:00 P.M., PACIFIC TIME, ON OCTOBER 16, 2002 WILL NOT BE COUNTED, UNLESS THIS DATE IS EXTENDED BY THE BANKRUPTCY COURT.

         The Bankruptcy Court has entered an order fixing October 18, 2002, at [_______ ___.m.,] Courtroom 403, United States Courthouse, 515 Rusk Ave., Houston, Texas 77002, as the Confirmation Hearing, and fixing October 11, 2002, at 5:00 p.m. Central Time, as the date by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and served on counsel for Debtors, counsel for the Creditors' Committee, counsel for the Debtor-in-Possession Lenders, and the U.S. Trustee, as set forth in the order approving this Disclosure Statement and scheduling the Confirmation Hearing. The closing of the transactions described in the Plan will occur on the Effective Date, which will be at least 11 days after the Bankruptcy Court enters its order confirming the Plan, unless the Confirmation Order is stayed.

                              * * * * * * *

-        About this Disclosure Statement

         o Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Disclosure Statement includes the masculine, feminine and neuter; (b) references to articles and sections (other than in connection with the Bankruptcy Code, the Bankruptcy Rules, another specified law or regulation or another specified document) refer to the articles and sections of this Disclosure Statement; and (c) "including" means "including, without limitation".

         o The capitalized terms used in this Disclosure Statement are intended to have the meanings ascribed to them in the Plan. A list of those defined terms is included at the front of this Disclosure Statement, and the definitions are included in Article II of the Plan, which is APPENDIX A to this Disclosure Statement. Other capitalized words used in this Disclosure Statement have been defined in the context of the provisions in which they first appear within this Disclosure Statement. An index to those defined terms is included for your convenience at the front of this Disclosure Statement immediately after the table of contents.

         o You may not rely on this Disclosure Statement for any purpose other than to determine how to vote on the Plan. Nothing contained in this Disclosure Statement constitutes or will be deemed to be advice on the tax or other legal effects of the Plan on Holders of Claims or Interests.

         o Certain of the information contained in this Disclosure Statement is forward-looking. This Disclosure Statement contains estimates and assumptions that may prove not to have been accurate and financial projections that may be materially different from actual future experiences.

         o There are a number of risks inherent in the Plan. See "Additional Factors to Be Considered" beginning on page [52] of this Disclosure Statement.

                                        II.

        THE PLAN AND CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

         A.       SUMMARY OF THE PLAN.

         The Plan you are being asked to vote on is attached as APPENDIX A. You should carefully review the Plan before voting in favor of or against it.

         Debtors believe that the Plan provides for: (a) the treatment of all classes of Claims that is in the best interests of Creditors of Debtors and is fair and equitable to those Creditors; and (b) fair and equitable treatment of the stockholders of the Parent Company. The Plan provides for these Claims and Interests and provides that the properties of Debtors will revest in Reorganized Debtors on the Effective Date, free and clear of all Claims and Interests except as provided under the Plan. After the Effective Date, Reorganized Debtors may operate their businesses and buy, use and otherwise acquire and dispose of their properties free of any restrictions contained in the Bankruptcy Code.

         The Plan was conceived by Debtors based on negotiations with the Creditors' Committee to preserve the greatest value for the Creditors and the Holders of Interests. Debtors believe that reorganization under the Plan is feasible and that the Plan provides for the greatest recoveries for the Creditors of Debtors and the stockholders of the Parent Company.

         On the Effective Date or as soon after the Effective Date as practicable, the Allowed Administrative, Priority Tax and Other Priority Claims will be paid in full in Cash. Certain of these Claims may be paid in the ordinary course as they come due and certain Priority Tax Claims will receive the treatment permitted under Section 1129(a)(9)(C) of the Bankruptcy Code, as described definitively in the Plan.

         On the Effective Date, the Allowed Debtor-in-Possession Loan Claim of approximately $100 - $125 million will be paid in full in Cash through the proceeds of the Credit Facility.

         On the Effective Date, or as soon after the Effective Date as practicable, the Allowed Other Secured Claims will be either (a) reinstated by curing all outstanding defaults with all legal, equitable and contractual rights remaining unaltered, (b) paid in full in Cash, or (c) satisfied by delivering the Collateral securing the Claim. Reorganized Debtors will obtain the funds necessary for any payments of the Allowed Other Secured Claims through the combination of (x) the Credit Facility or (y) Cash on hand from Debtors' operations.

         Also on the Effective Date, or as soon after the Effective Date as practicable, the Allowed Impaired Other Secured Claims will receive a note providing for payment over time after the Effective Date, the terms of which will be described in Exhibit B to the Disclosure Statement.

         Under the Plan, approximately $378.5 million of Allowed General Unsecured Claims will receive their Pro Rata share of 20 million shares of New Common Stock of the Reorganized Parent Company on the Effective Date (subject to reserves for Disputed Claims). On the Effective Date, the Holders of Allowed General Unsecured Claims will own substantially all of the outstanding shares of the New Common Stock.

         Certain Convenience Class Claims of $1,000 and less will receive 50% of their Allowed Claims in Cash.

         Holders of Existing Common Stock of the Parent Company as of the Distribution Record Date will receive five-year Warrants to purchase shares of the New Common Stock representing an aggregate of 15% of all of the shares issued or issuable on the Effective Date (that is, 15% of the sum of (a) the number of shares of Class 4 New Common Stock issued to the Holders of Allowed
General Unsecured Claims on the Effective Date, (b) the number of CIBC
Shares, and (c) the number of shares that would be issued if all of the Warrants were exercised). The Warrants will have an exercise price that will be the price-per-share that must be achieved for the shares of the New Common Stock issued to the Holders of Allowed General Unsecured Claims on the Effective Date to be worth 100% of the aggregate dollar amount of Allowed General Unsecured Claims that are discharged on the Effective Date pursuant to the Plan.

          B.       SUMMARY OF CLASSIFICATION AND TREATMENT UNDER THE PLAN.

------------------------------------------------------- -----------------------------------------------------
                    CLASSIFICATION                                           TREATMENT
------------------------------------------------------- -----------------------------------------------------
Administrative Claims                                   Unclassified
Total Estimated Amount of Allowed Administrative
         Claims payable as of the Effective Date:       Will (a) receive payment in full, in Cash, on the
         $8.7 million                                   later of the Effective Date or the date when due
                                                        and payable, or (b) be paid on other agreed terms.

                                                        Estimated Recovery: Full recovery.

------------------------------------------------------- -----------------------------------------------------
Priority Tax Claims                                     Unclassified
Total Estimated Amount of Allowed Priority Tax Claims
         as of the Effective Date: $0.6 million         Will (a) receive payment in full in Cash on the
                                                        Effective Date, (b) receive annual payments over a
                                                        six-year period from the date of assessment with
                                                        interest payable at the federal judgment rate per
                                                        annum, or (c) be paid on other agreed terms.

                                                        Estimated Recovery: Full recovery.

------------------------------------------------------- -----------------------------------------------------
Debtor-in-Possession Loan Claim                         Unclassified
Total Estimated Amount of the Allowed
         Debtor-in-Possession Loan Claim as of the      Will receive payment in full in Cash on the
         Effective Date: $100 - $125 million            Effective Date from the proceeds of a Credit
                                                        Facility.

                                                        Estimated Recovery: Full recovery

------------------------------------------------------- -----------------------------------------------------
Class 1                                                 Not impaired
Other Priority Claims
Total Estimated Amount of Allowed Class 1 Claims as     Will (a) receive payment in full in Cash on the
         of the Effective Date: $0.1 million            Effective Date, or (b) be paid on other agreed
                                                        terms.

                                                        Estimated Recovery: Full recovery.

------------------------------------------------------- -----------------------------------------------------
Class 2                                                 Not impaired
Other Secured Claims
Total Estimated Amount of Allowed Class 2 Claims as     Will (a) receive payment in full in Cash on the
         of the Effective Date: $[16.5 million]         Effective Date, (b) return the Collateral to the
                                                        Creditor, (c) be reinstated, or (d) provided for
                                                        payment over time after the Effective Date.

                                                        Estimated Recovery: Full recovery.
------------------------------------------------------- -----------------------------------------------------
Class 3                                                 Impaired
Impaired Other Secured Claims
Total Estimated Amount of Allowed Class 3 Claims as     Will receive a note providing for payment over time
         of the Effective Date: $[________]             after the Effective Date.

                                                        Estimated Recovery: [Full recovery].

------------------------------------------------------- -----------------------------------------------------

                                    -5-

------------------------------------------------------- -----------------------------------------------------
                    CLASSIFICATION                                           TREATMENT
------------------------------------------------------- -----------------------------------------------------
Class 4                                                 Impaired
General Unsecured Claims
Total Estimated Amount of Allowed Class 4 Claims as     Will receive their pro rata share of 20 million
         of the Effective Date: $378.5 million          shares of the New Common Stock of the Reorganized
                                                        Parent Company.

                                                        Estimated Recovery: 52.6% recovery.
------------------------------------------------------- -----------------------------------------------------
Class 5                                                 Impaired
Convenience Claims
Total Estimated Amount of Allowed Class 5 Claims as     Will receive Cash payment of 50% of Allowed Claims.
         of the Effective Date: $1.5 million
                                                        Estimated Recovery: 50% recovery.

------------------------------------------------------- -----------------------------------------------------
Class 6                                                 Impaired
Interests of Holders of Existing
Common Stock:  36,509,972 shares outstanding            Six months after the Effective Date, will receive
                                                        Warrants to purchase 3.56 million shares of New
                                                        Common Stock.

                                                        Estimated Recovery: Undetermined.

------------------------------------------------------- -----------------------------------------------------

         C.       CLASSIFICATION AND TREATMENT OF CLAIMS.

         The following is a summary of the categories and classes of Creditors and Interest Holders of Debtors under the Plan and the provisions made in the Plan for each category or class.(2)

---------------------------
(2) Section 1123 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and equity interest holders. The Plan divides Claims and Interests into classes and sets forth the treatment afforded to each class. Under the Plan, each Claim or Interest is either unclassified or unimpaired, or the Holder of the Claim or Interest is to receive various types of consideration, depending on the nature of the Claim or Interest. A Claim is not impaired under the Plan if the Plan: (1) leaves unaltered the legal, equitable and contractual rights of the Holder of the Claim; (2) provides for Cash payment of the full amount of the Claim on the Effective Date of the Plan; or (3) notwithstanding any contractual provision or law that entitles the Holder of the Claim to demand or receive accelerated payment after the occurrence of a default, cures the default, reinstates the maturity of the Claim as it existed before the default, and compensates the Holder of the Claim for any damages incurred as a result of any reasonable reliance by the Holder on any provision of law that entitles the Holder of the Claim to demand accelerated payment. The only Claims or Interests that are or may be impaired under the Plan and therefore are or may be entitled to vote to accept or reject the Plan are Classes 3, 4, 5 and 6.

For the Holder of a Claim or Interest to participate in the Plan and receive the treatment afforded to the applicable class, the Holder's Claim or Interest must be Allowed. A Claim or Interest will be Allowed if it is filed or deemed filed, unless a timely objection to allowance of the Claim or Interest is made. Generally, for a Claim or Interest to be filed, a proof of claim or proof of equity interest must be timely filed on behalf of the Holder of the Claim or Interest with the Bankruptcy Court. A Claim or Interest will also be deemed

              1.       Administrative Claims (Unclassified).

         Administrative Claims are Claims for: (a) any cost or expense of administration of the Chapter 11 Cases incurred on or before the Effective Date of a kind specified in Section 503(b), 507(a)(1), 546(c) or 1114(e)(2) of the Bankruptcy Code, including any actual and necessary expenses of preserving Debtors' Estate, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, professional fees allowed under
Section 330 of the Bankruptcy Code, certain taxes, fines and penalties, any actual and necessary expenses of operating the business of Debtors, any indebtedness or obligations incurred by or assessed against Debtors in connection with the conduct of their businesses, or for the acquisition or lease of property by Debtors or for provision of services to Debtors, including all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code, and any fees or charges assessed against Debtors' Estate under chapter 123, title 28, United States Code; and (b) the reasonable fees and expenses of the Indenture Trustee, the successor to the indenture trustee under the Indenture dated February 11, 1998, among the Parent Company, the guarantors named therein and the Indenture Trustee (the "Note Indenture").

         As of the Effective Date, the Allowed Administrative Claims are estimated to be approximately $8.7 million, payable on the Effective Date. In addition, the Reorganized Parent Company will issue an estimated 149,510 shares of New Common Stock to CIBC World Markets ("CIBC") in accordance with the terms of their retention as financial advisors to the Holders of General Unsecured Claims.

         On the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Administrative Claim as of the Distribution Record Date will receive, in full satisfaction, settlement, release and discharge of the Allowed Administrative Claim, Cash equal to the Allowed Administrative Claim, or on other terms as the Holder of the Administrative Claim and Debtors may agree; provided, however, that Allowed Administrative Claims incurred in the ordinary course of business will be paid when due under ordinary terms of Debtors' business with the Creditor. Each Holder of a Professional Fee Claim will be paid Cash equal to the Allowed Professional Fee Claim as and when allowed by an order of the Bankruptcy Court.

              2.       Priority Tax Claims (Unclassified).

         Priority Tax Claims are Claims against any of the Debtors that are entitled to priority in accordance with section 507(a)(8) of the Bankruptcy Code. These Claims consist of certain unsecured claims of governmental units for taxes.

         As of the Effective Date, the Allowed Priority Tax Claims are estimated to be approximately $0.6 million.

         On the Effective Date, or as soon as practicable after the Effective Date, at Debtors option, each Holder of an Allowed Priority Tax Claim as of the Distribution Record Date will, in full satisfaction, settlement, release or discharge of the Allowed Priority Tax Claim: (a) receive Cash; (b) receive from a Reorganized Debtor payment in equal annual installments over a six-year period from the date of assessment, as provided in Section 1129(a)(9)(C) of the Bankruptcy Code, with interest payable at the federal judgment rate per annum; or (c) be treated on other terms as the Holder of the Allowed Priority Tax Claim and Debtors may agree.

----------------------------
to be filed if: (a) it is listed on Debtors' Schedules of Assets and Liabilities filed with the Bankruptcy Court, as amended (the "Schedules"), unless it is listed as disputed, contingent or unliquidated; or (b) in the case of an equity security holder, the Holder's Interest is reflected on the records of the issuer. If an objection to a Claim or Interest is made, the Bankruptcy Court must make a determination with respect to allowance of that Claim or Interest. Only Holders of Allowed Claims and Allowed Interests are entitled to participate in and receive distributions in accordance with the Plan.

              3.       Debtor-in-Possession Loan Claim (Unclassified).

         The Parent Company and certain of its subsidiaries who are Debtors are parties to a debtor-in-possession loan and security agreement dated January 2, 2002 (the "Debtor-in-Possession Loan Agreement") with Bank of America, N.A. and PNC Bank, N.A., as co-agents for a group of lenders (the "Debtor-in-Possession Lenders"). The amount of principal (plus accrued interest and reasonable fees) owed to the Debtor-in-Possession Lenders in connection with the Debtor-in-Possession Loan Claim is treated as fully secured under the Plan.

         The Debtor-in-Possession Lenders assert that the Debtor-in-Possession Loan Claim is approximately $[189.9 million] as of [August 20], 2002, and as of the Effective Date, the Allowed Debtor-in-Possession Loan Claim is estimated to be approximately $100 - $125 million.

         On the Effective Date, each Holder of an Allowed Debtor-in-Possession Loan Claim as of the Distribution Record Date will, in full satisfaction, settlement, release and discharge of the Allowed Debtor-in-Possession Loan Claim, receive payment in full in Cash from the proceeds of the Credit Facility. The entry of the Confirmation Order will be a final and binding adjudication on the allowance of the Allowed Debtor-in-Possession Loan Claim (in an amount agreed to by Debtors, the Creditors' Committee and each Holder of the Allowed Debtor-in-Possession Loan Claim or as allowed by Bankruptcy Court order after objection) and will operate as a final and conclusive compromise and settlement of any and all Claims that have been or may be asserted by or through Debtors against the Holders of the Allowed Debtor-in-Possession Loan Claim, their constituent members and their successors, assigns, officers, directors, employees, attorneys, agents and representatives.

               4.       Other Priority Claims (Class 1).

         Other Priority Claims are described in Sections 507(a)(2) through 507(a)(7) and 507(a)(9) of the Bankruptcy Code and include, in the case of Debtors, claims for wages, salaries or commissions earned within 90 days of the Petition Date and claims for contributions to employee benefit plans arising from services rendered within 180 days before the Petition Date, in each case subject to a limitation of $4,650 per Person.

         As of the Effective Date, the Allowed Other Priority Claims are estimated to be approximately $0.1 million.

         On the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Other Priority Claim as of the Distribution Record Date will, in full satisfaction, settlement, release and discharge of the Allowed Other Priority Claim, receive Cash, or be treated on other terms as the Holder of the Allowed Other Priority Claim and Debtors may agree.

               5.       Other Secured Claims (Class 2).

         Other Secured Claims are Claims, other than the Debtor-in-Possession Loan Claim, that are secured. A Claim is secured to the extent of the value, as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, of any interest in property of the Estate securing the Claim. To the extent that the value of the Collateral is less than the amount of the Claim that has the benefit of the security, the Claim is an Unsecured Deficiency Claim unless the class of which the Claim is a part makes a valid and timely election under Section 1111(b) of the Bankruptcy Code to have the Claim treated as a Secured Claim to the extent allowed. These Other Secured Claims include the $9 million payable by the Parent Company under the various industrial revenue bonds maturing from July 1, 2004 to May 1, 2023.

         As of the Effective Date, the Allowed Other Secured Claims are estimated to be approximately $[16.5 million].

         On the Effective Date, or as soon as practicable after the Effective Date, at Debtors' option, each Holder of an Allowed Other Secured Claim as of the Distribution Record Date will, in full satisfaction, settlement, release and discharge of the Allowed Other Secured Claim: (a) receive payment in Cash; (b) have any Collateral securing the lien abandoned to the Holder of the Allowed Other Secured Claim and the Allowed Other Secured Claim will be extinguished as a Fully Secured Claim; (c) be reinstated with all existing defaults cured and all legal equitable and contractual rights remaining unaltered as against the same Reorganized Debtor entity; or (d) provided with payment over time after the Effective Date. Each Holder of an Allowed Other Secured Claim will be placed in a separate class for purposes of voting and distribution pursuant to the Plan.

               6.       Impaired Other Secured Claims (Class 3).

         Impaired Other Secured Claims are Claims, other than the Debtor-in-Possession Loan Claim and the Other Secured Claims, that are secured. A Claim is secured to the extent of the value, as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code, of any interest in property of the Estate securing the Claim. To the extent that the value of the Collateral is less than the amount of the Claim that has the benefit of the security, the Claim is an Unsecured Deficiency Claim unless the class of which the Claim is a part makes a valid and timely election under Section 1111(b) of the Bankruptcy Code to have the Claim treated as a Secured Claim to the extent allowed.

         As of the Effective Date, the Allowed Impaired Other Secured Claims are estimated to be approximately $[__________].

         On the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Impaired Other Secured Claim as of the Distribution Record Date will, in full satisfaction, settlement, release and discharge of the Allowed Impaired Other Secured Claim, receive a note providing for payment over time after the Effective Date, the terms of which will be described in Exhibit B to the Disclosure Statement.

               7.       General Unsecured Claims (Class 4).

         General Unsecured Claims are Claims, other than an Administrative Claim, a Priority Tax Claim, an Other Priority Claim or a Convenience Claim, that are not secured by a valid and enforceable lien against property of a Debtor. These General Unsecured Claims include Claims under the Notes. As of the Petition Date, approximately $204.3 million (including principal and interest) was owed to the Noteholders.

         As of the Effective Date, the Allowed General Unsecured Claims are estimated to be approximately $378.5 million.

         On the Effective Date, or as soon as practicable after the Effective Date, Holders of Allowed General Unsecured Claims will receive in exchange for their Claims their pro rata share of 20 million shares of New Common Stock (subject to reserves for Disputed Claims).

               8.       Convenience Claims (Class 5).

         A Convenience Claim is a Claim in the amount of $1,000 or less.

         As of the Effective Date, the Allowed Convenience Claims are estimated to be approximately $1.5 million, and Cash payments made on the Effective Date for the Allowed Convenience Claims are estimated to be approximately $0.75 million.

         On the Effective Date, or as soon as practicable after the Effective Date, each Holder of an Allowed Convenience Claim will receive, in full satisfaction, settlement, release and discharge of the Allowed Convenience Claim, 50% of the Allowed amount of the Claim in Cash.

               9.       Equity Interests (Class 6).

         Equity Interests are any interest in the Existing Common Stock, including existing warrants or options to purchase Existing Common Stock. The Parent Company currently has issued and outstanding 36,509,972 shares of the Existing Common Stock. The Existing Common Stock is held by approximately 1,600 stockholders of record.

         On the Effective Date, the Equity Interests will be extinguished. Holders of the Existing Common Stock as of the Distribution Record Date, or their assigns, will receive in exchange their Pro Rata share of Warrants to purchase an aggregate of 3.56 million shares of the New Common Stock. The Warrant Exercise Price is calculated by dividing the Final Allowed Claim Amount by the 20 million shares of Class 4 New Common Stock. The Warrant Exercise Price is the price-per-share that must be achieved for the shares of the New Common Stock issued to the holders of Allowed General Unsecured Claims on the Effective Date to be worth 100% of the aggregate amount of Allowed General Unsecured Claims that are discharged on the Effective Date pursuant to the Plan. Assuming the Allowed General Unsecured Claims are $378.5 million, the Warrant Exercise Price is estimated to be $18.93. Each Warrant will have a term of five years from the Effective Date and will be subject to appropriate anti-dilution protections. The Warrants will be transferable.

         D.       OTHER SIGNIFICANT TERMS OF THE PLAN.

               1.       Revesting of Assets.

         Except as otherwise provided in the Plan, the property and assets of Debtors' Estate will revest in Reorganized Debtors on the Effective Date free and clear of all Claims and Interests, but subject to the obligations of Reorganized Debtors as set forth in the Plan and the Confirmation Order.

               2.       Treatment of Contracts.

         Debtors have rejected various Contracts throughout these cases and will continue to do so leading up to confirmation of Debtors' Plan. Debtors have also assumed and assigned various Contracts in connection with assets sales that Debtors have conducted thus far in these Chapter 11 Cases. Debtors plan to reject all Contracts not expressly assumed by Debtors in connection with confirmation of Debtors' Plan.

               3.       Retiree Benefit Plans.

         From and after the Effective Date, Reorganized Debtors will be obligated to pay retiree benefits, as defined in Section 1114(a) of the Bankruptcy Code, and any similar health, disability or death benefits in accordance with the terms of the Retiree Benefit Plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable Retiree Benefit Plan, other agreement or applicable nonbankruptcy law. Any of these retiree benefits that were an obligation of a Dormant Debtor or Sold Asset Debtor will be assumed by the Reorganized Parent Company.

               4.       Conditions to Confirmation and Consummation.

         The Plan contains certain conditions that must be satisfied or waived (if waivable) before the Plan can be confirmed or modified.

               5.       Cancellation of Notes and Interests.

         As of the Effective Date, except to the extent provided otherwise in the Plan, any and all Notes held by Holders of any Claims, and all agreements, instruments and other documents evidencing the Claims and the rights of the Holders of the Claims, will be automatically canceled, extinguished and are void, all obligations of any Person under those instruments and agreements will be fully and finally satisfied and released, and the obligations of Debtors under those instruments and agreements will be discharged. As of the Effective Date, except to the extent provided otherwise in the Plan, any and all Interests will be canceled, extinguished and are void.

               6.       Indemnification.

         The indemnification obligations of any Debtor relating to Current Officers and Directors will be assumed by Reorganized Debtors. The indemnification obligations of any Debtor relating to Former Officers and Directors will be assumed by Reorganized Debtors only to the extent that applicable insurance coverage is available.

               7.       Releases.

         As of the Effective Date, Debtors will release any and all claims against the Current Officers and Directors and the Former Officers and Directors that Debtors own pursuant to Section 541 of the Bankruptcy Code. [The Creditors' Committee is still conducting its analysis and this provision may be subject to amendment before the Disclosure Statement Hearing.]

               8.       Disputed Claims and Claims Objections.

         Debtors will have the sole authority to object and contest the allowance of any Claims or Interests filed with the Bankruptcy Court. Any objections must be filed within 120 days after the Effective Date. When Debtors file an objection to a Claim or Interest, the Claim or Interest will become a Disputed Claim or Interest. Disputed Claims or Interests may become Allowed Claims or Interests by entry of a Final Order allowing the Claim or Interest in whole or in part. Pending resolution of Disputed Claims and Interests, Reorganized Debtors will hold in trust the Distributions for Disputed Claims and Interests for the benefit of Holders of Disputed Claims and Interests.

                                      III.

                            INFORMATION ABOUT DEBTORS

         Information about Debtors' business, operations, organization and management is contained in the Annual Report that is attached as APPENDIX B, the Quarterly Reports that are attached as APPENDIX C, the Parent Company's proxy statement for its annual meeting held on May 22, 2002 (the "Proxy Statement") that is attached as APPENDIX D, and the Current Reports that are attached as APPENDIX E. The Annual Report, the Quarterly Reports and the Proxy Statement are part of this Disclosure Statement. The Parent Company's website, http:\\www.metalsusa.com, also contains information about Debtors.

         The Parent Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance with the Exchange Act, files reports, proxy statements and other information with the Commission. You may review and copy those reports, proxy statements and other information at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or on the Internet at http:\\www.sec.gov. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         A.       SUMMARY INFORMATION ABOUT DEBTORS' OPERATIONS.

         Metals USA, Inc., together with its subsidiaries, purchases metal from primary metal producers who focus on large volume sales of unprocessed metals in standard configurations and sizes. Metals USA processes these metals to meet the specifications of end-use customers. Metals USA then provides inventory management and just-in-time delivery services to these end-use customers, enabling them to reduce material costs, decrease capital required for raw materials inventory and processing equipment, and to save time, labor and other expense. Metals USA also manufactures higher-value finished building products.

         Metals USA began operation in 1997 and acquired a number of metal processor/service center companies (on average with over 40 years in business), becoming one of the largest purchasers and processors of metals in the United States. Metals USA sells to customers in businesses including machining, transportation equipment, power equipment, electrical equipment, industrial/commercial construction, furniture and consumer durables.

         Metals USA is organized into three operating segments: (a) the Plates and Shapes Group, (b) the Flat Rolled Group, and (c) the Building Products Group. Each segment is led by an experienced executive, who is supported by a professional staff in finance, purchasing, and sales. By organizing its purchased companies into these three major business segments, Metals USA has achieved operational synergies, focused capital investment and improved working capital turnover.

         Through acquisitions and facility expansions, Metals USA quickly achieved a wide array of products and services, a diversified customer base and broad geographic coverage. As a result, Metals USA had a number of years of financial success since it started in 1997.

         B.       FACTORS PRECIPITATING COMMENCEMENT OF THE CASE.

         Beginning June 2000, the United States economy began to experience a slowdown. The metal consuming industries were early casualties. As the economic slowdown progressed, the worldwide excess metal production capacity and a strong dollar in relation to other world currencies led to surplus material and weak pricing. These factors continued to add to the economic stress of domestic companies in the metals producing and distribution industries through 2001 and into 2002. By November 2001, the economic slowdown in the United States had resulted in a 30% drop in daily shipping rates for the metal service center industry. These factors caused more than 30 metal producers to seek the protection of the courts and caused great concern with banks and other participants in financial markets in general.

         This significant drop in metal consuming demand, coupled with a high level of imports into the United States in mid to late 2000, precipitated significant product price deterioration. During the second half of 2000, Debtors were burdened with inventory levels that were higher than current demand required due to purchase commitments that were made in periods of high demand. This decline in demand for Debtors' products and services was compounded by the adverse impact of price erosion, and ultimately led to Debtors' first unprofitable period of operations since its formation in 1997, during the fourth quarter of 2000. For Debtors, the combination of weak demand and low product prices continued to generate significant operating losses in each successive quarterly period.

         Due to these losses, Debtors became unable to comply with certain terms and conditions of the agreements governing the bank indebtedness. In March 2001, Debtors refinanced all of the bank indebtedness with an asset based credit agreement that was jointly underwritten by Bank of America and PNC Bank. Both Bank of America and PNC Bank syndicated the material portion of their commitments to other lenders during the second quarter of 2001. Debtors' receivables, inventory and all of their property and equipment that was not otherwise secured by other debt agreements secured this credit agreement. The asset based credit agreement required Debtors to maintain a specified level of excess availability at all times and to meet a minimum net worth requirement that escalated each quarterly reporting period. The relief provided by the new asset based credit agreement was short-lived. As the economic slowdown continued, Debtors were faced with slowing receipt of payments from customers for goods and services. To further exacerbate the existing liquidity crisis, substantially all of Debtors' metal suppliers were in a similar economic crisis. A number of these suppliers had already sought bankruptcy court protection and were increasingly demanding more prompt payment of outstanding invoices for recent deliveries of materials. These factors adversely affected Debtors' liquidity, which consisted primarily of borrowing availability under the asset based credit agreement. During the third quarter of 2001, Debtors proceeded to sell some of their assets to generate an adequate level of liquidity and reduce the debt load that was clearly too high for the then current economic environment. However, the catastrophic events of September 11,

2001 stalled the asset sale process as likely buyers and traditional lenders for Debtors' assets became increasingly cautious toward the economy in general and the metals industry in particular.

         Debtors repeatedly attempted to satisfy the asset based lenders through the proposal of alternative financing arrangements that would have alleviated Debtors' then current liquidity crisis. These requests for relief from the lenders were met by costly and increasingly stringent terms and conditions, all of which failed to address the liquidity crisis. Concurrently, Debtors also requested their larger metal suppliers to forbear payment of certain past due invoices for approximately six months or until the sale of the assets described in Debtors' announcement in August 2001 could be completed. Several of these suppliers, who were already in a period of severe economic stress themselves, flatly rejected Debtors' request for extended terms.

         Based on the combination of a weakening economy that continued to soften, a metals industry in enormous turmoil with prices at lows not seen in over 25 years, and world and capital markets shaken by the terrorist attacks of September 11th, Debtors were left with insufficient time to meet the debt covenant requirements of the existing asset based credit agreement. In light of the foregoing economic environment and the frustrated attempts to relieve the liquidity crisis through alternative means, the Parent Company's management and its board of directors concluded that the best course of action for Debtors and their stockholders was to seek the protection of the Bankruptcy Court on November 14, 2001.

         C.       PROCEEDINGS IN THE CASE.

         On the Petition Date, November 14, 2001, Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the Bankruptcy Code. On the Petition Date, the Bankruptcy Court granted Debtors' request for procedural consolidation and joint administration of these Chapter 11 Cases. Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. On the Petition Date, the Bankruptcy Court granted authority for joint administration and procedural consolidation of Debtors' forty-four bankruptcy cases under Case No. 01-42530-H4-11.

         Consistent with bankruptcy cases involving large, publicly traded companies and their affiliates, a number of proceedings have occurred since the Petition Date in Debtors' cases, the most significant of which are discussed in this section.

         On the first day of Debtors' bankruptcy cases, along with joint administration and procedural consolidation, the Bankruptcy Court granted Debtors' motions (a) designating the cases as a "Complex Chapter 11" case, which set a weekly hearing date; and (b) granted Debtors' motion to establish a limited notice list. The Court also granted Debtors' initial motion seeking authority to use $88,356,200 in cash collateral through December 5, 2001; and granted Debtors' request to pay certain requested prepetition employee wages and benefits. Debtors additionally requested and received additional Bankruptcy Court orders authorizing use of additional cash collateral and the payment of additional employee benefits as discussed below.

               1.       Debtors' Counsel and Financial Advisors.

         The Bankruptcy Court approved Fulbright & Jaworski L.L.P. as counsel for Debtors and PriceWaterhouse Coopers L.L.P. as Debtors' financial consultants on December 4, 2001. The Bankruptcy Court also has approved Debtors' retention of certain special counsel for Debtors in connection with certain litigation and corporate matters arising during Debtors' Chapter 11 Cases in the ordinary course of business. All of these professionals are assisting Debtors in their efforts to reorganize their businesses.

               2. The Official Joint Committee of Bondholders and Unsecured Creditors.

         The Office of the United States Trustee appointed the Creditors' Committee early in these cases. The Creditors' Committee was initially composed of the following 9 members: (i) the Bank of New York, as Indenture Trustee; (ii) Merrill Lynch Corporate Bond Fund, Inc.--High
Income Portfolio; (iii) CSFB Global Opportunities Advisors, LLC; (iv) Zurich Scudder Investments, Inc.; (v) Triton Partners, LLC; (vi) Nucor; (vii)
National Steel Corporation; (viii) TXI Chaparral Steel; and (ix) AK Steel Corporation. By Notice dated May 23, 2002, the US Trustee's offices reconstituted the Creditors' Committee and substituted (a) ING-Ghent Asset Management LLC for CSFB Global Opportunities Advisors, LLC; (b) Deutsche Investment Management Americas Inc. for Zurich Scudder Investments, Inc.; and
(c) Alcoa Inc. for TXI Chaparral Steel. In addition, Triton Partners LLC resigned and was not replaced. On January 3, 2002, the Bankruptcy Court approved Akin, Gump, Strauss, Hauer & Feld, L.L.P., as counsel for the Creditors' Committee. The Creditors' Committee has retained CIBC as their financial advisors. The Creditors' Committee has been actively involved in Debtors' bankruptcy cases.

               3.       Debtors' Use of Cash Collateral and the
                        Debtor-in-Possession Loan Agreement.

         By Order dated December 11, 2001, the Bankruptcy Court authorized Debtors' extended use of $139,799,000 in cash collateral through the final hearing on December 19, 2001. While negotiations with the Bank Group about possible debtor-in-possession financing continued through early December 2001, Debtors sought approval of an alternative senior debtor-in-possession financing from Beal Bank in the amount of $50 million and up to $60 million in financing from Debtors' trade vendors as a junior debtor-in-possession loan. Debtors chose not to close the debtor-in-possession loan with Beal Bank.

         On January 4, 2002, after negotiations with the Bank Group about financing during Debtors' Chapter 11 Cases continued, the Court preliminarily authorized a $350 million loan facility with the same bank group that was approved by final order of the Bankruptcy Court on January 29, 2002. On August 8, 2002, the Bankruptcy Court approved the First Amendment to the Debtor-in-Possession Loan Agreement, after Debtors failed to meet a financial covenant. The First Amendment to the Debtor-in-Possession Loan Agreement reduced Debtors' availability under the Debtor-in-Possession Loan Agreement to a maximum of $275 million, fixed certain monthly payments on the Debtor-in-Possession Loan Agreement, but overall, reduced the covenant constrains of the original Debtor-in-Possession Loan Agreement in order to give Debtors more breathing room. Debtors are currently in negotiations with several lenders for the Credit Facility.

               4.       Court Proceedings with Certain Vendors.

         During these Chapter 11 Cases, Debtors have entered into adequate protection stipulations with two trade vendors that supply large volumes of material to various of the Debtors: IPSCO Steel, Inc. and Usinor Steel Corporation. By Order dated December 26, 2002, Debtors entered into an Adequate Protection Stipulation with Usinor Steel Corporation and by Order dated January 4, 2002, Debtors entered into an Adequate Protection Stipulation with IPSCO Steel, Inc. Debtors have also recently requested approval of a post-petition agreement with a third vendor, Sierra Aluminum, Inc.

               5.       Contracts.

         Debtors have rejected various Contracts throughout these cases and will continue to do so leading up to confirmation of Debtors' Plan. Debtors have also assumed and assigned various Contracts in connection with assets sales that Debtors have conducted thus far in these Chapter 11 Cases. Debtors plan to reject all Contracts not expressly assumed by Debtors in connection with confirmation of Debtors' Plan. Since the Petition Date, Debtors have not assumed many Contracts in accordance with the Creditors' Committee's request, and have requested and obtained various extensions of the deadline to assume or reject unexpired leases of non-residential real property pursuant to section 365(d)(4) of the Bankruptcy Code, until the earlier of November 30, 2002 or the Effective Date of Debtors' Plan.

               6.       Sales of Assets.

         Debtors have sought and obtained approval of the sale of various pieces of real property in: Lafayette, LA; Hazel Park, MI; Moraine, OH; and Kansas City, MO.

         Debtors sought and obtained an expedited procedure for the sales of Debtors' assets through a five-week auction process (the "Standard Sale Procedures"). Before getting Bankruptcy Court approval of these sale procedures, Debtors sought and obtained Bankruptcy Court approval of the sales procedures and bidding protections.

         Pursuant to Standard Sale Procedures, approved by the Bankruptcy Court, Debtors have sought and obtained approval of the sale procedures and of the final sale of substantially all of the assets of Debtors specified below. All of these transactions have closed:

o Sale of Metals USA Specialty Metals Northcentral, Inc.'s assets located in Detroit, MI, Grand Rapids, MI, Broadview, IL, Cleveland, OH and Dayton, OH to Alro Steel Corporation;

o Sale of the Kansas City, MO assets of Metals USA Plates and Shapes Southcentral, Inc. to SMWC Acquisition, Inc.;

o        Sale of Aerospace Specification Metals, Inc.'s assets to Reisgo Newco,
         Inc.;

o Sale of the Orlando, FL assets of Metals USA Specialty Metals Northcentral, Inc. to Jenks Metals, Inc.;

o Sale of the St. Louis, MO assets of Metals USA Specialty Metals Northcentral, Inc. to Gateway Metals, Inc.

o Sale of the Metals USA Specialty Metals Northcentral, Inc.'s assets located in Salisbury, NC and Newark, NJ to Wells Manufacturing Company.

o        Sale of various real estate related to these divestitures.

         As of August 20, 2002, these sales have generated approximately $30 million to Debtors' Estate.

         In addition, Debtors have recently obtained Bankruptcy Court approval of the sales procedures and break-up fees for the following proposed sales, that are the subject of binding agreements and are expected to close by the end of September 2002:

o Sale of Metals USA Contract Manufacturing, Inc.'s assets to Argon Industries, Inc.;

o Sale of Metals USA Plates and Shapes Northcentral, Inc.'s assets to Reliance Steel & Aluminum Company;

o Sale of Metals USA Specialty Metals Northwest, Inc.'s assets to Reliance Steel & Aluminum Company.

o Sale of Metals USA Plates and Shapes Southwest, Inc.'s assets located in Houston, TX, San Antonio, TX and Shreveport, LA to Triple S-Steel Co.

o        Sale of Metals Aerospace International, Inc.'s assets to Rolled Alloys
         L.P.

         These sales are expected to close by October 31, 2002 and bring Debtors' Estate approximately $85.1 million, approximately $24 million of which is from accounts receivables that will be collected over the course of the next several months.

               7.       Sales of Miscellaneous Assets.

         Debtors also sought and obtained Bankruptcy Court approval of procedures for the sale of miscellaneous assets without the necessity of Bankruptcy Court approval, but which requires the Bank Group and Creditors' Committee's review. Debtors have made several sales of assets pursuant to this procedure.

               8.       Description of Key Employee Retention Plan.

         By order of the Bankruptcy Court dated June 5, 2002, Debtors obtained approval of a key employee retention plan (the "KERP"). The KERP covered two groups of employees: (a) up to seven corporate executives (the "Group 1 Employees") and (b) one hundred and forty other key managerial and operational employees (the "Group 2 Employees").

         The Group 1 Employees were entitled to receive: (a) cash payments equal to 25% of their current annual base salary payable on the termination of the employee's employment without cause or on the entry of an order of the Bankruptcy Court approving the adequacy of this Disclosure Statement; (b) cash payments ranging from 0% to 25% of the current annual base salary (depending on the timing of the Effective Date); (c) cash payments equal to 25% of their current annual base salary payable on the Effective Date if Debtors have met or exceeded Debtors' projected 12-month trailing consolidated EBITDA (measured through the last complete month before the Effective Date); and (d) compensation in the form of New Common Stock payable 75 days after the Effective Date in an amount equal to one-half percent of their current annual base salary for each percentage in excess of a 50% recovery to the Holders of General Unsecured Claims. Based on the valuation of Debtors' financial consultants, the compensation that is expected in regards to clause (d) above to be payable to the Group 1 Employees is approximately $20,000 to $30,000 in the form of New Common Stock; this may be paid in cash instead of stock for administrative convenience.(3)

         Group 2 Employees were entitled to receive cash payments equal to a percentage of their current annual salaries (the "Retention Compensation"). The percentage of current annual salary ranges from 20% to 75%, as determined by Debtors, and differs for each Group 2 Employee. The cash payments are payable as follows: 12.5% of the Retention Compensation was paid at the time the order approving the KERP was entered (June 2002), and 12.5% of the Retention Compensation will be paid every 90 days thereafter until the time each Group 2 Employee has received 100% of his Retention Compensation, unless either a Group 2 Employee's employment is terminated without cause or the Effective Date occurs (in which case, the Group 2 Employees will be paid the remaining balance of their Retention Compensation). The KERP plan treats individuals employed by one of the divested business units to be terminated without cause.

         Debtors estimate that the amount payable under the KERP to Group 1 Employees and Group 2 Employees on the Effective Date will be $5 million.

               9.       Establishment of Bar Date for filing Proofs of Claim.

         Debtors sought and obtained two separate orders from the Bankruptcy Court extending the original bar date for Creditors, other than governmental units, and for governmental units to file proofs of claim against Debtors from April 29, 2002 until July 8, 2002. Debtors' claims agent, Poorman-Douglas Corporation, reported to Debtors that approximately 5,000 Claims have been filed in Debtors' Chapter 11 Cases. Debtors have objected to some of the Disputed Claims and have identified various other Claims to which they will object to in the near future before these Chapter 11 Cases are completed.

               10.      Other Proceedings.

----------------------------
(3) Debtors are also authorized to pay the Group 1 Employees severance compensation equal to 25% of their current annual base salary if any executive's employment is terminated without cause at any time before six months after the Effective Date.

         Debtors have sought to establish procedures for dealing with certain issues in these Chapter 11 Cases in a cost-efficient and economical way to avoid the use of Bankruptcy Court time when appropriate. For example, by Order dated December 11, 2001, the Bankruptcy Court granted Debtors' motion to establish procedures for the determination of valid reclamation claims. Similarly, Debtors received Bankruptcy Court authority to settle small claims controversies.

               11.      Debtors' Plan and Disclosure Statement.

         On [August ___, 2002], Debtors filed their Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court. On [August ___, 2002], Debtors filed their Disclosure Statement with respect to the Plan of Reorganization under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. On [September ___, 2002], the Bankruptcy Court entered an order approving the adequacy of this Disclosure Statement, establishing procedures with respect to the solicitation of acceptances and rejections of the Plan and setting a deadline by which acceptances and rejections and objections to, the Plan must be filed and served. The Bankruptcy Court also scheduled the hearing for confirmation of Debtors' Plan for [October ___, 2002 at _____ _.m.]

         Following the entry of the order approving this Disclosure Statement, Debtors have commenced the process of soliciting acceptances and rejections to the Plan by means of this Disclosure Statement. In response to these solicitation efforts, Debtors seek approval of the Plan by their Creditors and Interest Holders in each class entitled to submit a ballot to accept or reject the Plan. If that approval is obtained, Debtors will proceed to seek confirmation of the Plan on [October ___, 2002].

         D.       MANAGEMENT.

         Information about the Parent Company's officers and related matter is provided below. Further information is included in the Proxy Statement attached as APPENDIX D. The initial post-Effective Date officers of the Reorganized Parent Company are expected to be the same as the existing officers of the Parent Company. The officers and directors of the subsidiary Debtors will remain the same immediately after the Effective Date.

         J. MICHAEL KIRKSEY, 47, has been a director of the Parent Company since April 1997 and has served as Chief Executive Officer since 1999 and Chairman of the Board of Directors since February 2001. He assumed the title of President on February 4, 2002. From October 1999 until February 2001, Mr. Kirksey served as President of the Parent Company. Mr. Kirksey served as Senior Vice President and Chief Financial Officer of the Parent Company from December 1996 until October 1999. From 1995 to February 1997, Mr. Kirksey was Director - Business Development and Acquisitions of Keystone International, Inc., a manufacturer of valves and flow control systems.

         CRAIG R. DOVEALA, [49], became a Senior Vice President of the Parent Company in July 1997 and is responsible for the operations of the Parent Company's Flat Rolled Group. Mr. Doveala was the CEO of one of the Parent Company's original founding subsidiaries from 1997 to 2000 and was its President from 1990 to 1997.

         LESTER G. PETERSON, [60], became a Senior Vice President of Corporate Development of the Parent Company in February 2002 and is responsible for management of on-going asset sales, facility rationalization, product strategy and trade relations. From February 2001 through February 2002, Mr. Peterson was responsible for the operations of the Parent Company's Plates and Shapes Group. Since 1981, he served as President of one of the Parent Company's original founding subsidiaries, and is a member of the Wisconsin Board of the Steel Service Center Institute.

         E.L. THOMPSON, [59], became a Senior Vice President of the Parent Company in May 2001 and is responsible for the operations of the Parent Company's Building Products Group. Since 1995, he served as President of Allmet Building Products, Inc., one of the Parent Company's subsidiaries.

         JOHN A. HAGEMAN, 48, has served as Senior Vice President, General Counsel and Secretary of the Company since April 1997. From 1987 through March 1997, Mr. Hageman was Senior Vice President of Legal Affairs, General Counsel and Secretary of Physician Corporation of America, a publicly-traded health maintenance organization. From 1981 to 1987, Mr. Hageman was a partner with a law firm in Wichita, Kansas.

         TERRY L. FREEMAN, 51, has served as Senior Vice President, Treasurer and Chief Accounting Officer since May 2002 and was appointed the Company's Chief Accounting Officer in May 1998. From April 1997 to May 2002, Mr. Freeman served as Vice President and Corporate Controller of the Company. From February 1997 through March 1997, Mr. Freeman served as Controller of Maxxam Inc., a publicly-traded aluminum, forest products operations and real estate investment and development company. From May 1994 to February 1997, he was Assistant Controller of Maxxam Inc., and from June 1990 to May 1994, he was Director -- Financial Reporting of Maxxam Inc. From December 1984 to June 1990, he was a certified public accountant with Deloitte & Touche LLP. From August 1980 to December 1984, Mr. Freeman was a certified public accountant with Arthur Andersen LLP.

                                      IV.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following consolidated financial information should be read in conjunction with the Parent Company's "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and audited Consolidated Financial Statements and the related Notes thereto included in Item 8. "FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA" in the Form 10-K for the year ended December 31, 2001 that is attached hereto as APPENDIX B. The consolidated financial information for the fiscal years ended 1997 through 2001 reflects the historical consolidated financial statements of the Parent Company. The consolidated financial information as of and for the six months ended June 30, 2001 and 2002 should be read in conjunction with the Parent Company's "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" together with the Unaudited Consolidated Financial Statements and the related Notes thereto as of and for the three and six months ended June 30, 2001 and 2002 included in Part I "FINANCIAL INFORMATION" in the Form 10-Q that is attached hereto as APPENDIX C. Moreover, the consolidated financial statements for 2001 and 2002 are prepared in accordance with the American Institute of Certified Public Accountant's Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). The selected consolidated financial information presented below is not necessarily indicative of the future results of operations or financial performance of Debtors.

                                                                                                              SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                                JUNE 30,
                                          1997        1998        1999         2000          2001               2001        2002
STATEMENTS OF OPERATIONS DATA:                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net Sales.........................       $  537.6   $ 1,498.8   $  1,745.4    $ 2,021.6    $  1,562.0          $  681.9  $  520.4
Cost of sales.....................          414.9     1,135.1      1,289.3      1,551.2       1,205.7             521.3     393.6
                                         --------   ---------   ----------    ---------    ----------          --------  --------
   Gross profit...................          122.7       363.7        456.1        470.4         356.3             160.6     126.8
Operating expenses................          100.4       266.9        340.1        399.0         363.9             151.4     120.7
Integration and asset impairments.             --          --          9.4           --         384.1                --       3.5
                                         --------   ---------   ----------    ---------    ----------          --------  --------
   Operating income (loss)                   22.3        96.8        106.6         71.4        (391.7)              9.2       2.6
Interest and other................            4.5        29.3         39.3         48.9          48.5              26.9      10.1
Reorganization expenses...........             --          --           --           --          19.4                --       9.1
                                         --------   ---------   ----------    ---------    ----------          --------  --------
   Net income (loss) before taxes.           17.8        67.5         67.3         22.5        (459.6)            (17.7)    (16.6)
Provision (benefit) for income
   taxes.........................            10.3        27.5         27.5         10.8         (52.3)             (5.2)     (3.4)
                                         --------   ---------   ----------    ---------    ----------          --------  --------
   Net income (loss) before
     discontinued operations and
     extraordinary item...........            7.5        40.0         39.8         11.7        (407.3)            (12.5)    (13.2)
Discontinued operations, net of
   tax...........................              --          --           --           --            --              (2.7)     (1.0)
                                         --------   ---------   ----------    ---------    ----------          --------  --------
   Net income (loss) before
        extraordinary item........            7.5        40.0         39.8         11.7        (407.3)            (15.2)    (14.2)
Extraordinary charge, net of tax
     benefit......................             --          --           --           --           1.8               1.8        --
                                         --------   ---------   ----------    ---------    ----------          --------  --------
   Net income (loss)..............       $    7.5   $    40.0   $     39.8    $    11.7    $   (409.1)         $  (17.0) $  (14.2)
                                         ========   =========   ==========    =========    ==========          ========  ========

Earnings (loss) per share:
   Earnings (loss) per
     share-basic..................       $    .33   $    1.09   $     1.04    $     .32    $   (11.21)         $  (0.47)  $ (0.39)
   Earnings (loss) per
     share-assuming dilution......       $    .33   $    1.07   $     1.04    $     .32    $   (11.21)         $  (0.47)  $ (0.39)
Number of common shares used in
  the per share calculations:
   Earnings (loss) per
     share-basic..................           22.5        36.7         38.1         36.8          36.5              36.5      36.5
   Earnings (loss) per
     share-assuming dilution......           22.9        37.3         38.4         37.0          36.5              36.5      36.5

                                                                                                                         JUNE 30,
                                                                DECEMBER 31,                                               2002
                                          1997        1998         1999          2000          2001                       ACTUAL
Balance Sheet Data:                                             (IN MILLIONS)
Working capital ..................       $  191.5    $  414.3     $  305.4     $  344.8      $  175.5                   $   186.5
Total assets......................          479.1     1,026.4      1,049.3      1,104.8         689.9                       616.6
Long-term debt, less current portion        167.1       502.6        434.7        489.9            --                          --
Stockholders' equity (deficit)....          226.5       341.6        379.4        375.1         (35.1)                      (49.3)
Dividends declared ...............             --          --           --          4.5           1.4                          --

                                     V.

        PRO FORMA CAPITALIZATION ON THE EFFECTIVE DATE OF THE PLAN

         The following table sets forth the consolidated capitalization of the Parent Company at June 30, 2002, and as adjusted (a) to give pro forma effect for projected operating results through November 30, 2002, the assumed Effective Date of the Plan, (b) to give pro forma effect to the projected transactions on the Effective Date of the Plan, and (c) to give pro forma effect to the application of Fresh Start Accounting. This information should be read in conjunction with the Company's consolidated financial statements, and the related notes, included in the Annual Report and the Quarterly Report, copies of which are attached as APPENDICES B AND C, and the information set forth under the caption "REQUIREMENTS FOR CONFIRMATION OF THE PLAN" included in this Disclosure Statement.

                          (Dollars in Thousands)

                                                                  Adjustments
                                                      Pro forma       for
                                                     Immediately   Projected     Pro forma
                                                       Prior to   Transactions     after       Adjustments      Pro forma
                                                     Effectiveness   on the      Effective      for Fresh    after Applying
                                           June 30,     of the     Effective        Date          Start        Fresh Start
                                             2002      Plan(2)        Date     Transactions(3)  Accounting    Accounting(4)
                                           ----------------------------------------------------------------------------------
Current Liabilities:
   Accounts Payable                        $  19,272    $   9,272    $      --      $   9,272    $        --       $   9,272
   Accrued Liabilities                        31,136       31,136           --         31,136             --          31,136
   Existing Bank Group Loan                  215,849      100,505     (100,505)            --             --              --
   Not Subject to Compromise - Other          21,565       21,565      (21,565)            --             --              --
                                            --------     --------    ---------      ---------    -----------       ---------
      Total Current Liabilities              287,822      162,478     (122,070)        40,408             --          40,408
                                            --------     --------    ---------      ---------    -----------       ---------
Long-Term Liabilities:
   Subject to Compromise                     377,897      377,897     (377,897)            --             --              --
   New Credit Facility                            --           --       87,859         87,859             --          87,859
   Other long term debt                           --           --       16,500         16,500             --          16,500
                                            --------     --------    ---------      ---------    -----------       ---------
      Total Long Term Liabilities            377,897      377,897     (273,538)       104,359             --         104,359
                                            --------     --------    ---------      ---------    -----------       ---------

Stockholders' Equity:
    Existing Common Stock and New
    Common Stock, par value $0.01 per
    share(1)                                     365          365         (165)           200             --             200
    Additional paid-in capital               247,714      247,714      380,915        628,629       (418,925)        209,704
    Retained deficit                        (297,361)    (309,185)      (8,938)      (318,123)       318,123              --
                                            --------     --------    ---------      ---------    -----------       ---------
Total Stockholders' Equity                   (49,282)     (61,106)     371,812        310,706       (100,802)        209,904
                                            --------     --------    ---------      ---------    -----------       ---------
Total Capitalization, excluding current
  Liabilities                              $ 328,615    $ 316,791    $  98,274      $ 415,065    $  (100,802)      $ 314,263
                                           =========    =========    =========      =========    ===========       =========

NOTES:

(1) Shares of Existing Common Stock issued were 36,509,972 at June 30, 2002 and Pro forma Immediately Prior to Effectiveness of the Plan. Shares of New Common Stock issued and outstanding were 20,149,510 under the Pro forma after Projected transaction on the Effective Date and the Pro forma after Applying Fresh Start Accounting. The Existing Common Stock will be canceled on the effectiveness of the Plan.

(2) Current liabilities and retained deficit have been adjusted to reflect the effect of projected operating results for the period from June 30, 2002 through November 30, 2002, the assumed Effective Date of the Plan. APPENDIX F contains the projected statement of operations and projected cash flow statement for the period July 1, 2002 to November 30, 2002.

(3) The column that presents the Pro forma after Effective Date Transactions reflects the following adjustments:

         o Entry for $2.3 million to adjust Liabilities Subject to Compromise to the estimate of $380 million.

         o Payment of Administrative Claims totaling $8.7 million, which includes the KERP payments.

         o        Payment of Priority Tax Claims of $0.6 million.

         o        Payment of Other Priority Claims of $0.1 million.

         o The reclassification of secured debt from current to long-term liability.

         o The Cash payment of $0.75 million in full settlement of the Convenience Claims estimated to total $1.5 million.

         o The exchange of General Unsecured Claims and Interests for New Common Stock and Warrants.

         o The write-off of $1.0 million of unamortized deferred financing costs related to the facility under the Debtor-in-Possession Loan Agreement.

         o The retirement of the facility under the Debtor-in-Possession Loan Agreement with borrowings under the Credit Facility on the Effective Date.

         o The incurrence of an estimated $2.0 million of financing costs attributable to the Credit Facility.

         o Transfer of $12.6 million of Cash on hand to pay down the Credit Facility.

         o Payment to CIBC, in the form of New Common Stock, the fee in accordance with the terms of their retention as financial advisors to the Holders of General Unsecured Claims.

(4) The column labeled Pro forma after Applying Fresh Start Accounting reflects the write-down in the carrying value of non-current assets due to the application of fresh start. Based on Fresh Start Accounting, a reduction in the carrying value of the non-current assets of $110 million would be required. Amounts in excess of the historical cost of such assets would be treated as extraordinary gain, which under the assumptions presented in this Disclosure Statement would approximate $9 million.

                                     VI.

                    REQUIREMENTS FOR CONFIRMATION OF THE PLAN

         A.       FEASIBILITY OF THE PLAN (BANKRUPTCY CODE SECTION 1129(A)(11)).

               1.       General.

THE FORECASTED FINANCIAL RESULTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY UNCERTAIN AND, THOUGH CONSIDERED REASONABLE BY DEBTORS, ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE FORECASTED RESULTS WILL BE REALIZED AND THAT ACTUAL RESULTS WILL NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN FORECASTED. DEBTORS MAY REVISE THESE ESTIMATES AND ASSUMPTIONS AT OR BEFORE THE CONFIRMATION HEARING ON THE PLAN.

         As a condition to confirmation of the Plan, Section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or need for further financial reorganization of Debtors. In connection with the development of the Plan, Debtors believe that Debtors will have the ability to meet future obligations under the Plan with sufficient liquidity and that Debtors will have sufficient capital resources to carry out their business strategy.

         In this regard, Debtors have prepared certain estimates and projections of its financial position, results of operations, cash flow and certain other items (the "Projections") for each of the five twelve-month periods following the Effective Date. Debtors have also prepared an analysis reflecting that confirmation of the Plan provides a more attractive recovery for Holders of Claims and Interests than would a liquidation of Debtors' assets under Chapter 7 of the Bankruptcy Code. This financial information reflects Debtors' judgment as to the information that is significant under the circumstances. The assumptions that the Parent Company believes to be material are summarized below.

               2.       Asset Sales.

         The Parent Company thoroughly reviewed the overall business and all of its operations and initiated a detailed plan to sell non-core or under performing business units to help the Parent Company become more strategically focused and reduce the bank debt. The divestitures represented operations that either did not achieve financial objectives or that were not central to the Parent Company's overall operating platform. In April 2002, the Parent Company announced planned divestitures of eleven business units in addition to divestitures that had been previously announced in August 2001.

         Pursuant to Standard Sale Procedures, approved by the Bankruptcy Court, Debtors have sought and obtained approval of the sale procedures and of the final sale of substantially all of the assets of Debtors specified below. All of these transactions have closed:

         o Sale of Metals USA Specialty Metals Northcentral, Inc.'s assets located in Detroit, MI, Broadview, IL, Cleveland, OH and Dayton, OH to Alro Steel Corporation;

         o Sale of the Kansas City, MO assets of Metals USA Plates and Shapes Southcentral, Inc. to SMWC Acquisition, Inc.;

         o Sale of Aerospace Specification Metals, Inc.'s assets to Reisgo Newco, Inc.;

         o Sale of the Orlando, FL assets of Metals USA Specialty Metals Northcentral, Inc. to Jenks Metals, Inc.;

         o Sale of the St. Louis, MO assets of Metals USA Specialty Metals Northcentral, Inc. to Gateway Metals, Inc.

         o Sale of Metals USA Specialty Metals Northcentral, Inc.'s assets located in Salisbury, NC and Newark, NJ to Wells Manufacturing Company.

         o        Sale of various real estate related to these divestitures.

         As of August 20, 2002, these sales have generated approximately $30 million to Debtors' Estate.

         In addition, Debtors have recently obtained Bankruptcy Court approval of the sales procedures and break-up fees for the following proposed sales, that are the subject of binding agreements and are expected to close by the end of September 2002:

         o Sale of Metals USA Contract Manufacturing, Inc.'s assets to Argon Industries, Inc.;

         o Sale of Metals USA Plates and Shapes Northcentral, Inc.'s assets to Reliance Steel & Aluminum Company;

         o Sale of Metals USA Specialty Metals Northwest, Inc.'s assets to Reliance Steel & Aluminum Company.

         o Sale of Metals USA Plates and Shapes Southwest, Inc.'s assets located in Houston, TX, San Antonio, TX and Shreveport, LA to Triple S-Steel Co.

         o Sale of Metals Aerospace International, Inc.'s assets to Rolled Alloys L.P.

These sales are expected to close by October 31, 2002 and bring Debtors' Estate approximately $85.1 million, approximately $24 million of which is from accounts receivables that will be collected over the course of the next several months.

         The Parent Company is negotiating with buyers and intends to enter into contracts for the sale of additional assets by the end of November. The Parent Company may recognize an aggregate of $49 million from the sale of these additional assets, but because there are currently no binding contracts, there can be no assurances that this amount will be fully realized. The collection of $35.3 million of this $49 million by the end of November 2002 is assumed in the cash flow projections set forth below in Section V.A.7 of this Disclosure Statement.

         The proceeds of the asset divestitures have been used presently to reduce the Parent Company's obligations under the Debtor-in-Possession Loan Agreement to a level that is refinanceable.

         As a result of these asset sales, the Reorganized Parent Company will look as follows after the Effective Date:

         o COMPANY ORGANIZATION. Following confirmation of the Plan, the Reorganized Parent Company will continue to operate its businesses in the product group structure that existed immediately prior to the Petition Date. The structure is principally organized along product lines with the Flat Rolled Products Group being the largest with respect to net sales, followed by the Plates and Shapes Group and then by the Building Products Group. Debtors believe this structure provides both efficiency and cost savings as well as improved customer service. An experienced entrepreneurial-focused executive, who is supported by a professional staff in finance, purchasing and sales and marketing, leads each group. The following descriptions reflect the reorganization of each of the three product groups.

         o FLAT ROLLED. Flat Rolled operations are expected to generate approximately $565 million of net sales in the year ending December 31, 2003 and will operate from 11 locations principally in the states of Wisconsin, Illinois, Michigan, Ohio, Indiana, Kansas, Tennessee, and North Carolina. This operating segment sells a number of products including carbon steel, stainless, aluminum, brass and copper in a variety of alloy grades and sizes. Steel mills generally ship carbon steel in sizes less than a quarter of an inch in thickness in continuous coils that typically weigh forty to sixty-thousand pounds each. Few customers can handle steel in this form. Accordingly, substantially all of the carbon steel material as well as the nonferrous materials sold by Flat Rolled undergo additional processing prior to customer delivery. Processing services include slitting, precision blanking, leveling, cut-to-length, laser cutting, punching, bending and shearing. Flat Rolled customers are in the electrical manufacturing, fabrication, furniture, appliance manufacturers, machinery and equipment and transportation industries.

         o PLATES AND SHAPES. Plates and Shapes operations are expected to generate approximately $315 million of net sales in the year ending December 31, 2003 and will operate from 16 locations principally in the states of Massachusetts, Pennsylvania, New Jersey, Maryland, North Carolina, Florida, Georgia, Mississippi, Louisiana, Texas and Oklahoma. This operating segment sells carbon steel products such as wide-flange beams, plate, tubular, angles and other structural shapes. These products are available in a number of alloy grades and sizes and generally undergo additional processing prior to customer delivery. Processing services include cutting, sawing, cambering/leveling, punching, drilling, beveling, surface grinding, bending, shearing, cut-to-length and T-splitting. Plates and Shapes customers are in the fabrication, construction, machinery and equipment, transportation, and energy industries.

         o BUILDING PRODUCTS. Building Products operations are expected to generate approximately $165 million of net sales in the year ending December 31, 2003 and will operate 21 manufacturing locations and 41 sales and distribution centers throughout the southeast, southwest and western regions of the U.S. This operating segment sells a number of finished products that are both cost and energy efficient for use in residential applications such as sunrooms, roofing products, awnings and solariums. Commercial uses of these products include large area covered canopies, awnings and covered walkways. Building Products customers are predominantly in the construction, wholesale trade and building material industries.

               3.       Credit Facility.

         Debtors have obtained a commitment letter for up to $200 million of financing secured by substantially all of Reorganized Debtors' assets, attached as EXHIBIT A to this Disclosure Statement. Please refer to EXHIBIT A of this Disclosure Statement for the terms and conditions of the proposed Credit Facility.

               4.       Cash Payments on the Effective Date.

         Debtors propose to make certain Cash payments on the Effective Date to Holders of Claims, as set forth in the following table:


                                                              APPROXIMATE AMOUNT OF CASH PAYMENT
    DESCRIPTION OF CASH PAYMENT ON EFFECTIVE DATE                       ON EFFECTIVE DATE
-------------------------------------------------             -----------------------------------
Debtor-in-Possession Loan Claim                                         $100 - $125 million(1)
Administrative Claims                                                      $3.7 million(2)
Priority Tax Claims                                                        $0.6 million(3)
Other Priority Claims                                                       $0.1 million
Certain Other Secured Claims(4)                                          [$_______ million]
Curing of Reinstated Other Secured Claims(5)                             [$_______ million]
Curing of Assumed Contracts(6)                                           [$_______ million]
Convenience Claims                                                          $1.5 million
KERP Payments due on Effective Date                                        $5.0 million(7)
[Other Cash Payments]                                                    [$_______ million]
TOTAL CASH PAYMENTS ON EFFECTIVE DATE                                    [$_______ million]
                                                              ===================================

(1)  Represents payment in full.

(2) Excludes the $5.0 KERP payments to be paid on the Effective Date.

(3) [Excludes $_______ to be paid in installments over six-year period after the Effective Date pursuant to the Plan.]

(4) Under the Plan, Debtors intend to pay some Other Secured Claims and to reinstate others. A list of the Other Secured Claims and their treatment (that is, payment or reinstatement) is attached as EXHIBIT B to this Disclosure Statement.

(5) See note 3. Includes costs of curing the reinstated Other Secured Claims and compensating the Holders of those reinstated Other Secured Claims for damages incurred as a result of the Holders' reasonable reliance on the underlying Contracts.

(6) Under the Plan, Debtors will reject all Contracts not specifically assumed. A list of the Assumed Contracts is attached as EXHIBIT C to this Disclosure Statement.

(7) Under the KERP, some payments will be made on the Effective Date, and other payments may be made later. This number includes only the KERP payments required to be made on the Effective Date, but some of this $5.0 million may be paid prior to the Effective Date if there are any eligible employee terminations prior to the Effective Date.

               5.       Effective Date and Projected Balance Sheets.

                        a.       Effective Date Balance Sheet.

         The following sets forth the balance sheet of the consolidated Parent Company at June 30, 2002, and as adjusted (a) to give pro forma effect for projected operating results through November 30, 2002, the assumed Effective Date of the Plan, (b) to give pro forma effect to the projected transactions on the Effective Date of the Plan, and (c) to give pro forma effect to the application of Fresh Start Accounting (dollars in thousands):


                                                                Adjustments
                                                    Pro forma      for
                                                    Immediately  Projected                                        Pro forma
                                                    Prior to    Transactions                                        after
                                                    Effectivene    on the     Pro forma after  Adjustments for    Applying
                                         June 30,    of the      Effective    Effective Date     Fresh Start     Fresh Start
                                           2002      Plan(1)        Date      Transactions(2)     Accounting    Accounting(3)
                                           ----      -------        ----      ---------------     ----------    -------------
ASSETS:

Cash                                      $  29,796  $  29,796   $ (24,796)         $   5,000      $       --      $   5,000
Accounts Receivable (net)                   167,574    135,495          --            135,495              --        135,495
Inventory                                   261,658    198,186          --            198,186              --        198,186
Other Current Assets                          7,623     13,990          --             13,990              --         13,990
                                          ---------  ---------   ---------          ---------      ----------      ---------
      Total Current Assets                  466,651    377,467     (24,796)           352,671              --        352,671
                                          ---------  ---------   ---------          ---------      ----------      ---------
Property, Plant and Equipment (net)         143,833     95,849          --             95,849         (95,849)            --
Other Assets                                  5,953      5,953       1,000              6,953          (4,953)         2,000
                                          ---------  ---------   ---------          ---------      ----------      ---------
     Total Assets
                                          $ 616,437  $ 479,269   $ (23,796)         $ 455,473      $ (100,802)     $ 354,671
                                          =========  =========   =========          =========      ==========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts Payable                       $  19,272  $   9,272   $      --          $   9,272      $       --      $   9,272
   Accrued Liabilities                       31,136     31,136          --             31,136              --         31,136
   Existing Bank Group Loan                 215,849    100,505    (100,505)                --              --             --
   Not Subject to Compromise - Other         21,565     21,165     (21,565)                --              --             --
                                          ---------  ---------   ---------          ---------      ----------      ---------
      Total Current Liabilities             287,822    162,478    (122,070)            40,408              --         40,408
                                          ---------  ---------   ---------          ---------      ----------      ---------
Long-Term Liabilities:
   Subject to Compromise                    377,897    377,897    (377,897)                --              --             --
   Credit Facility                               --         --      87,859             87,859              --         87,859
   Other long term debt                          --         --      16,500             16,500              --         16,500
                                          ---------  ---------   ---------          ---------      ----------      ---------
      Total Liabilities
                                            665,719    540,375    (395,608)           144,767              --        144,767
                                          ---------  ---------   ---------          ---------      ----------      ---------
Commitments and contingencies
                                                 --         --          --                 --              --             --
Stockholders' Equity                       (49,282)   (61,106)     371,812            310,706        (100,802)       209,904
                                          ---------  ---------   ---------          ---------      ----------      ---------
   Total Liabilities and
   Stockholders' Equity                   $ 616,437  $ 479,269   $ (23,796)         $ 455,473      $ (100,802)     $ 354,671
                                          =========  =========   =========          =========      ==========      =========


Notes:

(1) Based on Debtor's June 30, 2002 unaudited financial statements and forecasted activity for the months of July 2002 through November 2002. APPENDIX F contains the projected statements of operations and projected cash flow statement for the period July 1, 2002 to November 30, 2002.

(2) The column that presents the Pro forma after Effective Date Transactions reflects the following adjustments:

         o Entry for $2.3 million to adjust Liabilities Subject to Compromise to the estimate of $380 million.

         o Payment of Administrative Claims totaling $8.7 million, which includes the KERP payments.

         o        Payment of Priority Tax Claims of $0.6 million.

         o        Payment of Other Priority Claims of $0.1 million.

         o The reclassification of secured debt from current to long-term liability.

         o The Cash payment of $0.75 million in full settlement of the Convenience Claims estimated to total $1.5 million.

         o The exchange of General Unsecured Claims and Interests for New Common Stock.

         o The write-off of $1.0 million of unamortized deferred financing costs related to the facility under the Debtor-in-Possession Loan Agreement.

         o The retirement of the facility under the Debtor-in-Possession Loan Agreement with borrowings under the Credit Facility on the Effective Date.

         o The incurrence of an estimated $2.0 million of financing costs attributable to the Credit Facility.

         o        Transfer of $12.6 million of Cash on hand to pay down Credit
                  Facility.

         o Payment to CIBC, in the form of New Common Stock, the fee in accordance with the terms of their retention as financial advisors to the Holders of General Unsecured Claims.

(3) The column labeled Pro forma after Applying Fresh Start Accounting reflects the write-down in the carrying value of non-current assets due to the application of fresh start. Based on Fresh Start Accounting, a reduction in the carrying value of the non-current assets of $110 million would be required. Amounts in excess of the historical cost of such assets would be treated as extraordinary gain, which under the assumptions presented in this Disclosure Statement would approximate $9 million.

                        b.       Projected Balance Sheets.

         The following sets forth the projected balance sheet of the consolidated Reorganized Parent Company as of the end of each of the five years following the Effective Date (in thousands):


                                                                         DECEMBER 31,
                                             ----------------------------------------------------------------------
                                             2003            2004            2005             2006             2007
                                             ----            ----            ----             ----             ----
ASSETS:

Cash                                       $  5,000        $  5,000        $  5,000         $  5,000         $  5,000
Accounts Receivable (net)                   151,129         166,149         180,882          196,287          212,397
Inventory                                   208,367         211,554         214,892          218,388          222,690
Other Current Assets                          1,221           1,221           1,221            1,221            1,221
                                            -------        --------        --------         --------         --------
      Total Current Assets                  365,717         383,924         401,995          420,896          441,308
                                            -------        --------        --------         --------         --------
Property, Plant and Equipment (net)          11,709          20,291          28,911           37,915           46,803
Other Assets                                  1,604           1,208             812              416               --
                                            -------        --------        --------         --------         --------
     Total Assets                          $379,030        $405,423        $431,719         $459,227         $488,111
                                           ========        ========        ========         ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts Payable                        $ 33,272        $ 59,672        $ 73,472         $ 81,872         $ 92,072
   Accrued Liabilities                       31,136          31,136          31,136           31,136           31,136
   Current portion of long term
   debt                                       2,000           2,000           2,000            2,000            2,000
                                            -------        --------        --------         --------         --------
      Total Current Liabilities              66,408          92,808         106,608          115,008          125,208
                                            -------        --------        --------         --------         --------
Long-Term Liabilities:
   Credit Facility                           70,554          47,307          32,684           19,812            2,651
   Other long term debt                      12,500          10,500           8,500            6,500            4,500
                                            -------        --------        --------         --------         --------
     Total Liabilities                      149,462         150,615         147,792          141,320          132,359
                                            -------        --------        --------         --------         --------

Commitments and contingencies                    --              --              --               --               --
Stockholders' Equity                        229,568         254,808         283,927          317,907          355,752
                                            -------        --------        --------         --------         --------
   Total Liabilities and
   Stockholders' Equity                   $ 379,030       $ 405,423        $431,719         $459,227         $488,111
                                          =========       =========        ========         ========         ========


               6.       Statement of Post-Effective Date Operations.

         A summary of the forecasted results of operations for the five years following the Effective Date is presented below (in thousands).


                                                                FOR THE YEARS ENDING DECEMBER 31,
                                         ----------------------------------------------------------------------------
                                            2003            2004            2005             2006             2007
                                            ----            ----            ----             ----             ----
Net Sales                                $1,043,235      $1,093,380      $1,140,735       $1,190,355       $1,242,354
Cost of Sales                               804,599         840,885         876,719          914,102          954,241
                                         ----------      ----------      ----------       ----------       ----------
    Gross Margin                            238,637         252,495         264,016          276,252          288,113
Operating & delivery                        114,714         118,694         122,958          126,837          131,240
Selling, general & administrative            83,048          84,642          85,918           86,232           87,353
Depreciation & amortization                     964           1,894           2,756            3,633            4,548
                                         ----------      ----------      ----------       ----------       ----------
    Operating income                         39,912          47,265          52,384           59,551           64,972
Interest expense                              6,731           5,199           3,852            2,918            1,896
                                         ----------      ----------      ----------       ----------       ----------
   Income (loss) before taxes                33,181          42,065          48,532           56,633           63,076
Provision for income taxes                   13,272          16,826          19,413           22,653           25,230
                                         ----------      ----------      ----------       ----------       ----------
    Net Income (loss)                    $   19,908      $   25,239      $   29,119       $   33,980       $   37,846
                                         ==========      ==========      ==========       ==========       ==========

Basic Earnings per Common Share(1)       $      .99      $     1.25      $     1.45       $     1.69       $     1.88

Capital Expenditures (including          $   11,880      $   10,080      $   10,980       $   12,240       $   13,020
internal capitalized costs)


(1) Based upon 20,149,510 shares of New Common Stock issued and outstanding after the Effective Date.

               7.       Post-Effective Date Cash Flow Statement.

         The following sets forth the Parent Company's projected sources and uses of cash for the five years following the Effective Date, based on the results of operations presented above (in thousands):


                                                                           FOR THE YEARS ENDING DECEMBER 31,
                                                                ----------------------------------------------------
                                                                2003         2004        2005        2006       2007
                                                                ----         ----        ----        ----       ----
BEGINNING CASH                                                 $ 5,000     $ 5,000     $ 5,000     $ 5,000    $ 5,000

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (loss)                                            19,908      25,239      29,119      33,980     37,846
   Adjustments to reconcile net income (loss) to net
   cash
       Provided by (used in) operating activities -
          Depreciation and amortization                            964       1,894       2,756       3,633      4,548
          Changes in operating assets and liabilities,
          net of Acquisitions and non-cash transactions
               Accounts Receivable                             (18,986)    (15,020)    (14,734)    (15,405)   (16,109)
               Inventories                                      (3,474)     (3,187)     (3,338)     (3,496)    (4,303)
               Accounts Payable                                 24,000      26,400      13,800       8,400     10,200
               Prepaid expense and other                        12,900          --          --          --         --
                                                               -------     -------     -------     -------    -------
                   Net cash provided by (used in)
                   operating Activities                         35,312      35,327      27,603      27,111     32,182
                                                               -------     -------     -------     -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
               Purchase of property and equipment              (11,880)    (10,080)    (10,980)    (12,240)   (13,020)
                                                               -------     -------     -------     -------    -------
                  Net cash provided by (used in)
                  investing Activities                         (11,880)    (10,080)    (10,980)    (12,240)   (13,020)
                                                               -------     -------     -------     -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
               Net borrowings (repayments) on revolving
               credit facilities                               (21,432)    (23,247)    (14,623)    (12,871)   (17,161)
               Net borrowings (repayments) on long-term
               Debt                                             (2,000)     (2,000)     (2,000)     (2,000)    (2,000)
                                                               -------     -------     -------     -------    -------

                   Net cash provided by (used in)
                   financing Activities                        (23,432)    (25,247)    (16,623)    (14,871)   (19,161)
                                                               -------     -------     -------     -------    -------
                   NET INCREASE (DECREASE) IN CASH                  --          --          --          --         --
                                                               -------     -------     -------     -------    -------
ENDING CASH                                                    $ 5,000     $ 5,000     $ 5,000     $ 5,000    $ 5,000
                                                               =======     =======     =======     =======    =======


               8.       Material Assumptions and Other Information.

                        a.       Projected Financing Transactions.

         The Projections anticipate that the following financing transactions will be consummated on the Effective Date of the Plan:

                                 (i) Debtors will enter into the Credit
Facility for the outstanding balance under the Debtor-In-Possession Loan Agreement secured by accounts receivable and inventory.

                                 (ii) Payment in full in Cash of all amounts
currently outstanding under the Debtor-in-Possession Loan Agreement, including accrued interest.

                                 (iii) Payment in Cash of all Priority Claims
in the amount of $9.4 million.

                                 (iv) The estimated Convenience Claims of
$1.5 million of General Unsecured Claims will be satisfied with a cash payment of $750,000.

                                 (v) Debtors' remaining $378.5 million in
General Unsecured Claims will be converted into equity in the Reorganized Parent Company in the form of approximately 20.0 million shares of New Common Stock.

                                 (vi) Cash on hand of $12.6 million is used
to pay down the Credit Facility.

                        b.       Sufficient Funds to Consummate the Plan.

         Debtors will have sufficient Cash on the Effective Date to consummate the Plan. See the balance sheet above for an illustration of the sufficiency of funds under the Plan and the notes attached thereto.

                        c.       Projected Operating Results.

         The Projections were not prepared with a view toward compliance with public disclosure guidelines of the SEC or the American Institute of Certified Public Accountants ("AICPA") regarding prospective reporting. Deloitte & Touche LLP, the Parent Company's independent auditors, has neither examined, reviewed nor compiled the Projections and, consequently, does not express an opinion or any other form of assurance with respect thereto. The Parent Company believes, however, that the Projections are presented on a basis consistent with GAAP as applied to the Parent Company's historical financial statements, including adjustments as required and an approximation of the impact of Statement of Financial Accounting Standards ("FAS") 109, "Accounting for Income Taxes." The Projections make numerous assumptions with respect to industry conditions, general business and economic conditions, taxes, and other matters, many of which are beyond the Parent Company's control. Many of the assumptions used in the Projections are not derived from historical results and are subject to significant economic and competitive uncertainties. The Parent Company believes that all such assumptions are reasonable; however, the Projections and assumptions are not necessarily indicative of current values or future performance, which may be significantly less favorable or more favorable than as set forth below. Although the Projections represent the Parent Company's best estimate of its future financial position, results of operations and cash flows for which the Parent Company believes it had a reasonable basis as of the time of the preparation of the Projections, after giving effect to the Plan, it is only an estimate and actual results may vary considerably from the Projections. HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE THEREFORE CAUTIONED TO CONSIDER THESE FACTORS IN DECIDING HOW TO VOTE ON THE PLAN.

         The Parent Company does not generally publish or make external projections or forecasts of its anticipated financial position, results of operations or cash flow. Accordingly, the Parent Company does not anticipate that it will, and disclaims any obligations to, furnish updated Projections to Holders of Claims or Interests before the Effective Date, or to include such information in documents required to be filed with the SEC, or otherwise make such information public in the future (other than as required under applicable securities laws). The Projections should not be relied on for any purpose other than in considering whether to accept or reject the Plan. The Projections should also be read together with information contained in the Quarterly Report and the consolidated financial statements of the Parent Company, and the related notes, as included in the Annual Report.

         The consummation of the Plan is the primary objective of Debtors. The Plan sets forth the means for satisfying Claims, including liabilities subject to compromise, and Interests in the Reorganized Parent Company.

         In the ordinary course of business, the Parent Company makes capital expenditures for its operations. Historically, the Parent Company has financed its capital expenditures, debt service and working capital requirements with cash flow from operations, public offerings of equity, public offerings of debt, asset sales, a senior credit facility and other financing. Cash flow from operations is highly sensitive to the prices the Parent Company receives in its operations. An extended decline in these prices could result in less than anticipated cash flow from operations and reductions in planned capital spending, in the current fiscal year and in later years, that could have an effect on the Parent Company.

                        d.       Principles of Consolidation.

         The accompanying consolidated financial statements include the accounts of the Parent Company, and its subsidiaries after elimination of all intercompany transactions and balances.

                        e.       Accounting Estimates.

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

                        f.       Deferred Financing Costs.

         Deferred financing costs are amortized over the terms of the related debt. Unamortized deferred financing costs were $0.1 million and $1.8 million as of December 31, 2001 and June 30, 2002, respectively. The Plan contemplates that the current credit facility under the Debtor-in-Possession Loan Agreement will be paid and replaced by the Credit Facility and that the Notes, together with all other General Unsecured Claims, will be converted to New Common Stock. Consequently, the pro forma financial projections provided herein contemplate the write-off of these unamortized deferred financing costs.

                        g.       Operating Forecast.

         The significant operating assumptions used in forecasting the operating results included in the Projections for the periods presented are as follows:

                                 (i) As to estimated operating results for
the five years following the Effective Date, the forecast contemplates confirmation of the Plan effective as of November 30, 2002, and the effects of that confirmation have been reflected in the projected balance sheet and in the results of operations for all subsequent periods.

                                 (ii) Interest expense for the periods
presented is calculated based on the assumptions that the financing transactions described in this Disclosure Statement are consummated and that the Notes and other General Unsecured Claims are converted to New Common Stock as of the Effective Date. The assumed interest rate for the Credit Facility is 7.0%.

                                 (iii) The Parent Company's business plan
includes capital expenditures of $11.9 million, $10.1 million, $11.0 million, $12.2 million and $13.0 million for the years 2003, 2004, 2005, 2006, and 2007, respectively.

                                 (iv) Deferred financing costs will be
amortized over the life of the Credit Facility.

                                 (v) Principal payments on the industrial
revenue bonds are projected to total $2.0 million per year.

                                 (vi) A tax refund of $12.9 million, related
to losses incurred in 2002, is projected to be received in 2003. This refund is expected to be obtained from the carryback of 2002 net operating losses to prior years. Although the Debtors believe they will be successful in obtaining this net operating loss carryback refund, no opinion of counsel or court ruling has been requested on this issue. Due to the complexities and uncertainties of bankruptcy and federal and state income tax law relating to cancellation of indebtedness and net operating losses, no assurances can be given that the refund ultimately will be obtained or that it will be obtained in the time frame noted.

                        h.       Liquidity and Capital Resources.

         The Projections presented in this Disclosure Statement contemplate the consummation of the Credit Facility. Key assumptions regarding prospective liquidity, capital resources and capital reinvestment philosophy for the Reorganized Parent Company, as incorporated in the pro forma financial statements, are presented below.

         o Reorganized Parent Company is projected to emerge from Chapter 11 with approximately $330 million in working capital on November 30, 2002, with a $174 million borrowing base, leaving approximately $86 million of availability on the Effective Date.

         o Reorganized Parent Company will maintain a minimal cash balance in the future, with excess funds being used to reduce borrowings outstanding under the Credit Facility. When the Credit Facility matures, the Projections contemplate that the Reorganized Parent Company will pay in full the remaining amounts outstanding on that maturity date with a revised Credit Facility.

         o The Projections contemplate that the Reorganized Parent Company will operate, including projected capital expenditures, within its internally generated cash flow, plus periodic borrowing and repayments under the Credit Facility.

         o The Reorganized Parent Company's capital expenditures for all post-confirmation periods may ultimately vary significantly due to a variety of factors, including industry conditions and outlook and the availability of capital.

                        9.       Valuation of Reorganized Debtors for Plan
                                 Purposes.

         "Fresh start Accounting" equity value was determined with the assistance of independent advisors. The methodology employed involved estimation of enterprise value taking into account a discounted cash flow analysis and an analysis of comparable, publicly traded companies. The discounted cash flow analysis was based on five-year cash flow projections prepared by Debtors.

         The reorganization value of Reorganized Debtors was prepared by Debtors, with the assistance of their financial advisors, PricewaterhouseCoopers LLP ("PWC"), to estimate the post-confirmation going concern enterprise value for Reorganized Debtors.

         THE ESTIMATES OF ENTERPRISE VALUE SET FORTH IN THIS DISCLOSURE STATEMENT REPRESENT HYPOTHETICAL REORGANIZATION ENTERPRISE VALUES THAT WERE DEVELOPED SOLELY FOR THE PURPOSE OF THE PLAN. THE ESTIMATES REFLECT COMPUTATIONS OF THE ESTIMATED ENTERPRISE VALUE OF REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS GENERALLY ACCEPTED VALUATION TECHNIQUES AND DO NOT REFLECT OR CONSTITUTE APPRAISALS OF THE ASSETS OF DEBTORS OR THE ACTUAL MARKET VALUE OF DEBTORS. BECAUSE THE ESTIMATES ARE INHERENTLY UNCERTAIN, NEITHER DEBTORS, NOR PWC, NOR CIBC ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, PWC DID NOT INDEPENDENTLY VERIFY DEBTORS' PROJECTIONS IN CONNECTION WITH THE VALUATION.

         In preparing its valuation, Debtors, with PWC's assistance, performed a variety of analyses, and considered a variety of factors. The material analyses and factors are described below. The following summary of the analyses and factors considered does not purport to be a complete description of the analyses and factors considered.

         In arriving at their conclusions, Debtors placed various weights on each of the analyses or factors they considered, and made judgments as to the significance and relevance of each analysis and factor. Debtors did not consider any one analysis or factor to the exclusion of any other analysis or factor. Accordingly, Debtors believe that their valuations must be considered as a whole and that selecting portions of their analyses, without considering all the analyses, could create a misleading or incomplete view of the processes underlying the preparation of their findings and conclusions. In their analyses, Debtors and PWC necessarily made numerous assumptions with respect to Debtors, industry performance, general business, regulatory, economic, market, and financial conditions and other matters, many of which are beyond Debtors' control. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities will actually trade.

         Debtors have employed a variety of generally accepted valuation techniques in estimating Debtors' enterprise value. The total enterprise value consists of both the debt and equity of Debtors. The two primary methodologies used in calculating the enterprise value are: (a) comparable public company analysis ("Comparables"); and (b) a discounted cash flow analysis ("DCF").

                        a.       Comparable Public Company Analysis.

         In a Comparables analysis, a company is valued by comparing it with publicly held companies in reasonably similar lines of business. The subject company, together with the comparable companies, may be viewed as alternative investments available to the prudent investor. The price that a prudent investor is willing to pay for each company's publicly traded securities reflects an implied market value of the total company (the enterprise value).

         After analyzing Debtors, a universe of comparable companies was compiled from various sources including conversations with management. The range of ratios derived were then applied to Debtors' projected financial results to derive a range of implied values.

         The analytical work performed included, among other things, a detailed multi-year financial comparison of each company's income statement, balance sheet, and cash flow. Each company's performance, profitability, leverage, and business trends were also examined. Based on certain analyses, a number of financial multiples and ratios were developed to measure each company's valuation and relative performance.

                        b.       Discounted Cash Flow Analysis.

         DCF is another method of valuing a company. The DCF value represents the present value of unlevered, after-tax cash flows to all providers of capital using a discount rate. The DCF valuation method allows an expected operating strategy to be incorporated into a financial projection model. In essence, the DCF method entails estimating the free cash flow available to debt and equity investors (I.E., the annual cash flows generated by the business) and a terminal value of the business at the end of a time horizon and discounts these flows back to the present using a discount rate to arrive at the present value of these flows. The terminal value is determined by assuming the sale of the business at the end of the time horizon.

         Based on Debtors' analyses, the estimated going concern post-confirmation enterprise value assumed for the purposes of the Plan by Debtors is $305 million. Based on the reorganization value of Debtors' businesses and interest-bearing debt of approximately $104 million, Debtors estimate that the residual value for the equity of Reorganized Debtors will be approximately $201 million. The Creditors' Committee's financial advisor has reviewed PWC's valuation analyses and based upon the assumptions contained therein believes the analyses to be in the range of reasonableness.

         The five-year cash flow projections were based on estimates and assumptions about circumstances and events that have not yet taken place. The estimates and assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Debtors, including, but not limited to, those with respect to future courses of Reorganized Debtors' business activity. Accordingly, there will usually be differences between projections and actual results because events and circumstances frequently do not occur as expected, and those differences may be material.

         THE VALUATIONS SET FORTH IN THIS DISCLOSURE STATEMENT REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. THE TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE ASSOCIATED WITH THE VALUATION ANALYSIS.

         B. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN (BANKRUPTCY CODE SECTION 1129(a)(7)).

         Debtors believe that the Plan affords Holders of Claims and Interests the potential for the greatest realization on Debtors' assets and, therefore, is in the best interests of those Holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) alternative plans of reorganization; or (c) liquidation of Debtors under Chapter 7 of the Bankruptcy Code.

                        1.       Continuation of the Cases and Alternative
                                 Plans.

         If Debtors remain in Chapter 11, Debtors could continue to operate their businesses and manage their properties as debtors-in-possession, but Debtors would remain subject to the restrictions imposed by the Bankruptcy Code and to the difficulty associated with operating in bankruptcy proceedings. However, Debtors' exclusivity expires on August 31, 2002, and Debtors do not expect to be able to obtain a further extension of exclusivity without reaching a consensual plan of reorganization with the Creditors' Committee.

         If the Plan is not confirmed and exclusivity is not extended, then any party in interest could propose a competing plan that it believes would best meet its own agenda. Those plans might involve either a reorganization of Debtors' businesses, an orderly liquidation of their assets, or a combination of both.

         Debtors have considered a wide range of alternative plans. Debtors believe, however, that the current Plan, based on sales already proposed of certain of their assets and continued going concern operation of their remaining assets, provides the Holders of Claims and Interests with maximum value and the best possible recovery.

                        2. Liquidation as an Alternative to Confirmation and Consummation of Plan.

         If no plan can be confirmed, Debtors' Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code. In a Chapter 7 proceeding, a trustee would be appointed (or elected) to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the Holders of Claims against Debtors in accordance with the priorities established by the Bankruptcy Code.

         Under Chapter 7, a secured creditor whose claim is fully secured would be entitled to full payment, including interest, from the proceeds of the sale of its collateral. Unless its claim is nonrecourse, a secured creditor whose collateral is insufficient to pay its claim in full would be entitled to assert an unsecured claim for the deficiency. Claims entitled to priority under the Bankruptcy Code would be paid in full before any distribution to general unsecured creditors. Funds, if any remain, after payment of secured claims and priority claims would be distributed pro rata to general unsecured creditors. If subordination agreements were to be enforced, senior unsecured claims would be paid in full before any distribution to subordinated creditors.

         Debtors believe that liquidation under Chapter 7 would result in substantial diminution of the value of their Estate because of additional administrative expenses involved in the appointment of trustees and attorneys, accountants and other professionals to assist the trustees; additional expenses and claims, some of which would be entitled to priority, that would arise by reason of the liquidation and from the rejection of Contracts in connection with a cessation of Debtors' operations; and failure to realize the greater going concern value of Debtors' assets. In particular, in a Chapter 7 scenario, it is likely, and presumed for purposes of this analysis, that Debtors' operations would be ceased and a trustee would proceed with an orderly liquidation of each Debtors' assets.

         In the context of a Chapter 7 liquidation, the liquidation of Debtors' assets would yield far less than the going concern value of Debtors' assets. In preparing the liquidation analysis, Debtors have assumed that all the assets other than real estate assets will be liquidated in 90 days, and that real estate assets will be liquidated in an average period of 18 months. Debtors believe that the liquidation of their assets, essentially all of which are subject to a first lien and security interest held by the Debtor-in-Possession Lenders, would yield estimated proceeds of approximately $113 million to the Class 4 and Class 5 unsecured creditors or a 28% recovery. Set forth below is an analysis of Debtors' liquidation value and its application under a Chapter 7 proceeding. Since the projected recovery to the Class 4 unsecured class in the reorganization plan is $199.1 million or a 52.6% recovery, Debtors believe that the Holders of Claims and Interests will receive more under the Plan than they would under a Chapter 7 liquidation.

                                METALS USA, INC.
                        CHAPTER 7 - LIQUIDATION ANALYSIS
                              DOLLARS IN THOUSANDS


                                               PROJECTED BOOK VALUE AS   ESTIMATED   LIQUIDATION
                                                 OF NOVEMBER 30, 2002     RECOVERY      VALUE     NOTES
                                               -----------------------   ---------   -----------  -----
CURRENT ASSETS
          Cash and Cash equivalents                         $     29,796    100%       $   29,796
          Accounts Receivable                                    143,407    68%            97,564  (1)
              Allowance for doubtful
              accounts                                           (7,912)     0%                --  (1)
          Inventories                                            198,186    54%           107,683  (2)
          Other Current Assets                                    13,990    76%            10,632  (3)
                                                              ----------                ---------
              Total Current Assets                               377,467                  245,676
                                                              ----------                ---------

LONG TERM ASSETS
          Property Plant and                                      95,849    61%            58,847  (4)
          Equipment, net
          Other Assets                                             5,953     5%               298  (5)
                                                              ----------                ---------
              Total Long Term Assets                             101,802                   59,145
                                                              ----------                ---------

TOTAL ASSETS                                                $    479,269               $  304,821
                                                            ============               ==========


LIABILITIES
          Operational and Administrative
           Expenses                                                                   $  (13,547)  (6)
          Chapter 7 Trustee Fees                                                          (9,551)  (7)
          Trustee Professional Fees                                                       (2,000)  (8)
                                                                                          -------
                                                                                         (25,098)
                                                                                         --------
NET PROCEEDS AVAILABLE FOR CLAIMS                                                      $  279,723
                                                                                       ==========

CLAIMS DISBURSEMENTS
          Accrued Chapter 11 Liabilities                     $    31,136    100%       $   31,136
          Chapter 11 Accounts Payable                              9,272    100%            9,272
          Key Employee Retention Plan                              4,596    100%            4,596
          Administrative Claims                                    3,700    100%            3,700
          Priority Claims                                            700    100%              700
          Secured Revolver Claims                                100,505    100%          100,505  (9)
          Other Secured Claims                                    16,500    100%           16,500  (10)
          Unsecured Claims                                       400,000    28%           113,314  (11)
                                                              ----------                ---------
TOTAL CLAIMS DISBURSEMENTS                                  $    535,273               $  279,723
                                                            ============               ==========


NOTES:


(1) Accounts Receivable consists primarily of third party receivables. The recovery of third party receivables is based on management's estimate of collections net of expenses for collection personnel, collection agency expenses, litigation expenses, and setoffs.


(2) Inventory has been discounted to account for expenses incurred to liquidate the inventory such as auctioneers and advertising, in addition to reductions to the book values for items such as slow moving, drops, damaged products, etc.


(3) Approximately $1.0 million of the other current assets balance is in relation to a balloon payment for certain real estate that will be collected at the end of November 2002. Approximately $13.0 million of the balance is a deferred tax asset that is assumed to be fully recoverable.

(4) The recovery for property, plant and equipment is net of third party expenses for auctioneers, real estate brokers and other required services. Real property is estimated to sell after an average time of 18 months. Therefore, real estate recoveries are discounted for a period of 18 months at 11% per annum.

(5) Other assets consist primarily of deferred costs (I.E., deferred financing costs).

(6) Operational expenses include skeleton crews in each location to prepare for and support an auction of the equipment and inventory.

(7) In accordance with section 326 of the Bankruptcy Code, the statutory maximum fee allowed to a trustee in a Chapter 7 liquidation is 3% of monies disbursed. For the purposes of the analysis, the trustee fee is based on 3% of the estimated net liquidation proceeds after operational, administrative and corporate expenses.

(8) Professional fees of $2.0 million are for the legal advisors to the Chapter 7 trustee.

(9) The projected Debtor-in-Possession Claim is assumed to be paid in full upon liquidation.

(10) Other Secured Claims and Impaired Other Secured Claims (Class 2 and 3) is composed of the projected balance of the industrial revenue bonds secured by real estate.

(11) It is assumed that the allocation of net liquidation proceeds would be made in accordance with the priorities set forth in the Bankruptcy Code. The estimated allowable claims are based on projected liabilities as of November 30, 2002. The General Unsecured Claims include estimates for additional claims that would arise upon conversion to a Chapter 7 liquidation, such as claims of landlords related to the rejection of leases.

         C. OTHER SECTION 1129(a) REQUIREMENTS FOR CONFIRMATION OF THE PLAN.

         At the Confirmation Hearing, the Bankruptcy Court will determine whether the Bankruptcy Code's requirements for confirmation of the Plan have been satisfied by Debtors. If the requirements are satisfied, the Bankruptcy Court will enter an order confirming the Plan. As set forth in Section 1129(a) of the Bankruptcy Code, including that:

         o The plan complies with the applicable provisions of the Bankruptcy Code;

         o The debtor has complied with the applicable provisions of the Bankruptcy Code;

         o The plan has been proposed in good faith and not by any means forbidden by law;

         o Any payment made or to be made by the debtor, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in, or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable;

         o The debtor will have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan; the appointment to, or continuance in, the office of that individual, is consistent with the interest of creditors and equity security holders and with public policy; and the proponent of the plan has disclosed the identity of and the nature of any compensation for any insider that will be employed or retained by the reorganized debtor;

         o Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or the rate change is expressly conditioned on that approval; and

         o        With respect to each impaired class of claims or interests:

                  oo Each holder of a claim or interest of the class has accepted the plan; or will receive or retain under the plan on account of the claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that the holder would so receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on the effective date of the plan; OR oo If Section 1111(b)(2) of the Bankruptcy Code applies, the holder of a claim in an impaired class will receive or retain under the plan, on account of the claim, property of a value, as of the effective date of the plan, that is not less than the value of the holder's interest in the estate's interest in the property that secures those claims; and

         o        With respect to each class of claims or interests:

                  oo    The class has accepted the plan; or

                  oo    The class is not impaired under the plan; and

         o Except to the extent that the holder of a particular claim has agreed to a different treatment of the claim, the plan provides that:

                  oo    With respect to a claim of a kind specified in
                        Section 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the effective date of the plan, the holder of the claim will receive on account of the claim cash equal to the allowed amount of the claim; and

                  oo With respect to a class of claims of a kind specified in Section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6)
                        or 507(a)(7) of the Bankruptcy Code, each holder of a claim of the class will receive (a) if the class has accepted the plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of the claim; or (b) if the class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of the claim; and

                  oo With respect to a claim of a kind specified in Section 507(a)(8) of the Bankruptcy Code, the holder of a claim will receive on account of the claim deferred cash payments, over a period not exceeding six years after the date of assessment of the claim, of a value, as of the effective date of the plan, equal to the allowed amount of the claim.

         o If a class of claims is impaired under the plan, at least one class of claims that is impaired has accepted the plan, determined without including any acceptance of the plan by any insider.

         o Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of debtors or any successor to debtors under the plan, unless the liquidation or reorganization is proposed in the plan.

         Debtors believe that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code, that Debtors have complied or will have complied with all of the requirements of Chapter 11, and that the proposal of the Plan is made in good faith.

         Debtors believe that the holders of all claims and equity interests impaired under the Plan will receive payments or distributions under the Plan having a present value as of the Effective Date in amounts not less than the amounts that they would receive if Debtors were liquidated in a case under Chapter 7 of the Bankruptcy Code. At the Confirmation Hearing, the Bankruptcy Court will determine whether holders of claims and equity interests would receive greater distributions under the Plan than they would receive in a liquidation under Chapter 7.

         Debtors also believe that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Debtors or any successor to Debtors under the Plan. According to Debtors' business projections, Debtors will have sufficient earnings and cash flow from continuing operations with which to perform their obligations under the Plan, as well as to meet the ongoing financial needs of their businesses. These projections assume that Debtors will obtain and close a Credit Facility on the Effective Date.

         D.       THE FAIR AND EQUITABLE STANDARD AND CRAMDOWN (BANKRUPTCY CODE
SECTION 1129(b)).

         If any impaired class of Claims or Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of Debtors if, as to each impaired class that has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." SEE 11 U.S.C. ss. 1129(b). A plan of reorganization does not discriminate unfairly, within the meaning of the Bankruptcy Code, if each class that does not accept the Plan, does not receive less than is being received by a class of equal or lesser rank.

         "Fair and equitable" has different meanings with respect to the treatment of secured and unsecured claims. As set forth in section 1129(b)(2) of the Bankruptcy Code, those meanings are as follows:

         1.       WITH RESPECT TO SECURED CLAIMS, "FAIR AND EQUITABLE" MEANS
                  EITHER:

         o (a) The plan provides that the holders of secured claims retain the liens securing the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of the claims; AND (b) each holder of a claim of the class will --- receive on account of the claim deferred cash payments totaling at least the allowed amount of the claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in the property; OR

         o The plan provides for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims, free and clear of those liens, with those liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under either (a) the previous paragraph, I.E., retention of the liens on proceeds; or (b) the following paragraph, I.E., receipt of the liens "indubitable equivalent"; OR

         o The plan provides for the realization by the holders of the "indubitable equivalent" of the claims.

         2.       WITH RESPECT TO UNSECURED CLAIMS, "FAIR AND EQUITABLE" MEANS
                  EITHER:

         o The plan provides that each holder of a claim of the class will receive or retain on account of the claim property of a value, as of the effective date of the plan, equal to the allowed amount of the claim; OR

         o The holder of any claim or interest that is junior to the claims of the class will not receive or retain under the plan on account of the junior claim or interest any property.

         3.       WITH RESPECT TO INTERESTS, "FAIR AND EQUITABLE" MEANS EITHER:

         o the plan provides that each holder of an interest of the class will receive or retain on account of the interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the interest; OR

         o the holder of any interest that is junior to the interests of the class will not receive or retain under the plan on account of the junior interest any property.

         If one or more classes of impaired Claims or Interests reject the Plan, the Bankruptcy Court will determine, at the confirmation hearing, whether the Plan is fair and equitable with respect to, and does not discriminate unfairly against, any rejecting impaired class of Claims or Interests.

         In Debtors' view, the Plan is confirmable under Section 1129(b) of the Bankruptcy Code, if necessary, because the Plan meets the requirements of "cram down."

                                        VII.

                      DESCRIPTION OF CERTAIN DOCUMENTS AND
                  SECURITIES TO BECOME EFFECTIVE UNDER THE PLAN

         A.       CREDIT FACILITY.

         Debtors have obtained terms in a commitment letter for up to $200 million of financing secured by substantially all of Reorganized Debtors' assets. A copy of the commitment letter is attached as EXHIBIT A to this Disclosure Statement. Please refer to EXHIBIT A for the terms and conditions of the proposed Credit Facility.

         B.       NEW COMMON STOCK.

         The Holders of the Allowed General Unsecured Claims will receive 20 million shares of the New Common Stock on the Effective Date (subject to reserves for Disputed Claims), which is substantially all of the shares of New Common Stock to be issued and outstanding on the Effective Date. The New Common Stock issued to the Holders of General Unsecured Claims on the Effective Date is subject to dilution by any exercise of the Warrants and any additional issuance of shares of the New Common Stock after the Effective Date pursuant to the New Management Stock Incentive Plan or otherwise. Additionally, the Creditors' Committee's financial advisors, CIBC, will receive the CIBC Shares in accordance with the terms of their retention as financial advisors to the Holders of General Unsecured Claims.

         The New Common Stock will be transferable and will have full voting rights and be freely tradeable in ordinary trading transactions or, in the case of any Holder deemed to be an "underwriter" or "affiliate" of the Reorganized Parent Company, have registration rights as set forth in the Registration Rights Agreement.

         Holders of shares of New Common Stock (a) are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders; (b) have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Reorganized Parent Company in the event of a liquidation, dissolution or winding up of the Reorganized Parent Company; (c) upon the Reorganized Parent Company's liquidation, dissolution or winding up, are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Reorganized Parent Company and the preferential rights of any series of preferred stock then outstanding; and (d) have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available for distribution and only after payment of, or provision for, full dividends on all outstanding shares of any series of preferred stock and after the Reorganized Parent Company has made provision for any required sinking or purchase funds for series of preferred stock. The shares of New Common Stock issued pursuant to the Plan will be fully paid and non-assessable. As of Effective Date, there will be no preferred stock of the Reorganized Parent Company issued and outstanding.

         From and after the Effective Date, Reorganized Debtors reserve the right to reserve additional shares for issuance, to authorize the issuance of previously authorized but unissued shares, and to change the status of previously reserved shares of New Common Stock. The New Common Stock will have a par value of $0.01 per share. The New Common Stock will have rights with respect to dividends, liquidation, voting and other matters as will be set forth in the amended and restated certificate of incorporation of the Reorganized Parent Company described below and as provided under applicable law. On the Effective Date, the Existing Common Stock will cease to exist, and any stock Certificates representing shares of the Existing Common Stock will be canceled and of no effect. The Reorganized Parent Company will issue certificates representing the New Common Stock and take all other actions necessary to effect the issuance of the New Common Stock pursuant to the Plan.

         The Reorganized Parent Company will use its commercially reasonable efforts to list the New Common Stock on Nasdaq or on one or more other national securities exchanges on the Effective Date. However, there can be no assurance that the Reorganized Parent Company will determine that it is feasible, practicable or advisable to list the New Common Stock or that, if an application is made, that the New Common Stock would be approved for listing. The inability of the Reorganized Parent Company to secure the listing of the New Common Stock or the decision not to list the New Common Stock will affect the liquidity and marketability of the New Common Stock. Whether or not the New Common Stock is approved for listing on the Nasdaq or any other national securities exchange, the New Common Stock may trade in the over-the-counter market. Even if the New Common Stock is approved for listing on the Nasdaq or any other national securities exchange, there can be no assurance as to the price at which any shares of the New Common Stock may be traded when issued or that an established market for those securities will develop.

         C.       THE WARRANTS.

         Warrants to purchase an aggregate of 3.56 million shares of New Common Stock are being issued by the Reorganized Parent Company in accordance with the Plan pursuant to the Warrant Agreement to be entered into between the Reorganized Parent Company and the warrant agent named therein. The Warrants will be distributed six months after the Effective Date and will expire on the fifth anniversary of the Effective Date of the Plan. The Warrant Exercise Price is calculated by dividing the Final Allowed Claim Amount by the 20 million shares of Class 4 New Common Stock. Assuming that Allowed General Unsecured Claims are $378.5 million, the Warrant Exercise Price would be $18.93 per share.

         The number and type of securities issuable upon exercise of the Warrants and the exercise price payable upon exercise of the Warrants are subject to customary anti-dilution protection in the event of: (a) stock dividends, subdivisions, combinations, and reclassifications affecting the New Common Stock; (b) issuances of rights, options, or warrants to all holders of New Common Stock entitling them to subscribe for or purchase New Common Stock (or securities convertible into New Common Stock) at a price per share of New Common Stock (or having a conversion price per share of New Common Stock, if a security convertible into Common Stock) less than the fair market value per share of New Common Stock; and (c) distributions to all holders of New Common Stock of evidences of indebtedness or assets, including capital stock other than New Common Stock, or subscription rights, options, or warrants (other than cash dividends or cash distributions payable out of consolidation earnings or earned or capital surplus or dividends payable in New Common Stock.

         In addition to the foregoing provisions, if the Reorganized Parent Company at any time consolidates with or merges with or into another corporation or the property of the Reorganized Parent Company is sold substantially as an entirety, the Holder of any outstanding Warrant would be entitled to receive, upon the exercise of the Warrant in accordance with its terms, the securities, property, or cash to which the Holder of the number of shares of New Common Stock deliverable upon the exercise of the Warrant immediately before the transaction would have been entitled upon the transaction.

         D. RELATIONSHIP BETWEEN NEW COMMON STOCK ISSUED TO HOLDERS OF GENERAL UNSECURED CLAIMS AND NEW COMMON STOCK ISSUABLE UNDER THE WARRANTS.

                  1.       Introduction.

         Under the Plan, Holders of Allowed General Unsecured Claims will receive 20 million shares of New Common Stock on the Effective Date (subject to reserves for Disputed Claims), which is substantially all of the shares of the New Common Stock issued and outstanding on the Effective Date. In addition, the Reorganized Parent Company will issue an estimated 149,510 additional shares of New Common Stock to CIBC in accordance with the terms of their retention as financial advisors to the Holders of General Unsecured Claims.

         Under the Plan, Holders of Existing Common Stock will receive five-year Warrants to purchase from the Reorganized Parent Company shares of New Common Stock. The number of shares issuable under the Warrants will be equal to 15% of all of the shares of New Common Stock issued or issuable as of the Effective Date. Assuming the Allowed General Unsecured Claims are $378.5 million, the Warrant Exercise Price is estimated to be $18.93.

                  2.       Issuance of Shares to Unsecured Creditors.

         NUMBER OF SHARES TO BE ISSUED. Holders of Allowed General Unsecured Claims will receive 20 million shares of New Common Stock on the Effective Date (subject to reserves for Disputed Claims), which is substantially all of the shares of the New Common Stock issued and outstanding on the Effective Date--that is, as of the Effective Date, the Holders of Allowed General Unsecured Claims will be the only stockholders of the Reorganized Parent Company other than CIBC. The aggregate number of shares to be issued to the Holders of Allowed General Unsecured Claims was determined by the Parent Company and the Creditors' Committee.

         "VALUE-PER-SHARES". The assumed "value-per-share" of the 20,149,510 shares of New Common Stock is based on the enterprise value of Reorganized Debtors in Section VI.A.9 of this Disclosure Statement minus Reorganized Debtors' debt on the Effective Date and is $9.96 per share. THIS VALUE IS NOT THE SAME AS THE MARKET PRICES AT WHICH THOSE SHARES MAY BE TRADED FROM TIME TO TIME IN THE FUTURE, AND THIS METHODOLOGY TREATS THE WARRANTS AS HAVING NO VALUE AS OF THE EFFECTIVE DATE.

                  3.       Issuance of Warrants and Warrant Shares.

         NUMBER OF SHARES TO BE ISSUABLE. The number of shares to be issuable under the five-year Warrants will be equal to an aggregate of 15% of all of the shares issued or issuable on the Effective Date (that is, 15% of the sum of (a) the number of shares of Class 4 New Common Stock issued to the Holders of Allowed General Unsecured Claims on the Effective Date, (b) the number of CIBC Shares, and (c) the number of shares that would be issued if all of the Warrants were exercised). The intent is to give the holders of Existing Common Stock the opportunity to own (upon payment of an appropriate amount) 15%
of the total number of shares that will be collectively issued to the Holders of Allowed General Unsecured Claims, CIBC and the holders of the Warrants after exercise.

         WARRANT EXERCISE PRICE. The Warrant Exercise Price is set at a level at which the value of the shares of New Common Stock to be issued to the Holders of Allowed General Unsecured Claims would equal the aggregate amount of the Allowed General Unsecured Claims. Since the holders of Warrants will have to pay their pro rata amount of Cash to become stockholders of the Reorganized Parent Company, the Warrant Exercise Price is calculated to provide full recovery for all General Unsecured Creditors. As a practical matter, a holder of a Warrant would not exercise a Warrant to purchase shares of the New Common Stock unless and until the MARKET price for those shares exceeds the Warrant Exercise Price. Thus, the Warrants would not be exercised until the aggregate MARKET value of the shares of New Common Stock issued to the Holders of Allowed General Unsecured Claims exceeds the value of the Allowed Claims exchanged by those Holders for the Class 4 New Common Stock.

         Depending on the Final Allowed Claim Amount, the Warrant Exercise Price will be calculated as Debtors' best estimate six months after the Effective Date of the total Allowed General Unsecured Claims divided by the 20 million shares of Class 4 New Common Stock. For example, assuming the Allowed General Unsecured Claims are $378.5 million, the Warrant Exercise Price is estimated to be $18.93.

                  4.       Possible Post-Plan Dilution.

         If, theoretically, all of the Warrants were to be exercised on the Effective Date, then the Holders of Allowed General Unsecured Claims, together with the CIBC Shares, would own 85% of the total outstanding shares of the New Common Stock and the holders of Warrants would own 15% of the total outstanding shares of the New Common Stock on the Effective Date. These percentages (85% and 15%) are calculated as of the Effective Date. The Reorganized Parent Company will have the flexibility to issue additional shares of the New Common Stock from time to time in the future, based on its business needs, which could dilute the holdings of the Holders of Allowed General Unsecured Claims, CIBC and the holders of the Warrants after exercise.

         The fact that the number of shares of New Common Stock issued to parties other than the Holders of Allowed General Unsecured Claims, together with the CIBC Shares, could theoretically reduce their ownership in the Reorganized Parent Company below the approximate 85% level does not mean that the value of their ownership in the Reorganized Parent Company should be negatively affected, because presumably the Reorganized Parent Company would only issue additional shares of the New Common Stock for value, either received (for example, in a public or private offering for cash or as currency for a strategic acquisition) or perceived (for example, the limited amount of compensation shares issued under an employee/director benefit plan approved by the Reorganized Parent Company's new management). In addition, the Holders of the Allowed General Unsecured Claims will control any decisions to issue additional stock in two ways: First, the Creditors' Committee will be the ones who will appoint members of the board of directors of the Reorganized Parent Company immediately after the Effective Date and, because of their controlling interest in the Reorganized Parent Company, the holders of New Common Stock will effectively control the election of directors at each subsequent annual meeting of the Reorganized Parent Company. Second, because the Holders of Allowed General Unsecured Claims will own a controlling interest in the Reorganized Parent Company, the Holders of Allowed General Unsecured Claims will effectively control the vote of stockholders on any major corporate actions (for example, mergers and amendments to the Reorganized Parent Company's certificate of incorporation).

         The Warrants will include appropriate standard anti-dilution provisions. These provisions will not necessarily be intended to assure holders of Warrants that Debtors will have the right to acquire up to approximately 15% of the total number of shares of the New Common Stock at ANY time; rather, these provisions are intended to maintain the basic value of the Warrants.

         E. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS OF REORGANIZED DEBTORS.

         The charter and bylaws of each Reorganized Debtor will be amended as necessary to satisfy the provisions of the Plan and Section 1123(a)(6) of the Bankruptcy Code. The forms of the amended and restated certificate of incorporation and the amended and restated bylaws of Reorganized Debtors will be filed with the Bankruptcy Court by [October __, 2002], after which time Debtors will provide copies of the forms of amended and restated certificate of incorporation and the amended and restated bylaws to any party in interest who requests them in writing. Written requests should be sent to the Parent Company at Three Riverway, Suite 600, Houston, Texas 77056, if by mail or courier service, or to (713) 965-0067, if by facsimile, in each case to the attention of John Hageman, Esq.

         The Plan provides for certain amendments to the Parent Company's existing certificate of incorporation. Those amendments will be effected by filing with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of the Reorganized Parent Company. Currently, the certificate of incorporation of the Parent Company provides for a staggered board of directors. Under the Plan, the certificate of incorporation of the Reorganized Parent Company will be amended to remove these provisions. In addition, in accordance with Section 1123(a)(6) of the Bankruptcy Code, the amended and restated certificate of incorporation of the Reorganized Parent Company, as well as the amended and restated charter documents of each of the other Reorganized Debtors, will prohibit the issuance by each Reorganized Debtor of any shares of non-voting equity securities. The shares of common stock resulting after the effectiveness of the amended and restated certificate of incorporation of the Reorganized Parent Company are referred to in this Disclosure Statement as the New Common Stock. The amended and restated certificate of incorporation of the Reorganized Parent Company and the amended and restated charters of each of the other Reorganized Debtors will become effective on the Effective Date.

         Under the amended and restated certificate of incorporation, preferred stock may be issued, from time to time, in one or more series, and the board of directors of the Reorganized Parent Company, without further approval of the stockholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each series of preferred stock. If the Reorganized Parent Company issues a series of preferred stock in the future that has voting rights or preferences over the New Common Stock with respect to the payment of dividends and on the Reorganized Parent Company's liquidation, dissolution or winding up, the rights of the holders of the New Common Stock may be adversely affected. The issuance of shares of preferred stock could be used, under certain circumstances, in an attempt to prevent an acquisition of the Reorganized Parent Company. The Parent Company has no present intention to issue any shares of preferred stock.

         The amended and restated certificate of incorporation of the Reorganized Parent Company will contain a provision that limits the liability of the Reorganized Parent Company's directors as permitted under Delaware law. The provision eliminates the liability of a director to the Reorganized Parent Company or its stockholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (a) for breach of his duty of loyalty to the Reorganized Parent Company or to stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or (d) in respect of any transaction from which a director received an improper personal benefit. Pursuant to the amended and restated certificate of incorporation, the liability of directors will be further limited or eliminated without action by stockholders if Delaware law is amended to further limit or eliminate the personal liability of directors.

         The bylaws of the Reorganized Parent Company will provide that all matters requiring board approval will require the approval of a majority of the board members present at a meeting at which a quorum is constituted or the unanimous written consent of the board members. The other Debtors do not currently expect to make any substantive changes to their bylaws as a result of the confirmation of the Plan.

         There may be additional changes made to the certificate of incorporation and the bylaws of the Reorganized Parent Company, as may be agreed to by Debtors and the Creditors' Committee before the deadline for filing these documents with the Bankruptcy Court.

         F.       NEW MANAGEMENT STOCK INCENTIVE PLAN.

         The New Management Stock Incentive Plan is authorized and approved in all respects and for all purposes pursuant to the Plan. The purpose of the New Management Stock Incentive Plan is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in the Company. Individual awards under the New Management Stock Incentive Plan may take the form of one or more of the following: (a) incentive stock options or non-qualified stock options; (b) stock appreciation rights; (c) restricted or deferred stock; (d) bonus stock; (e) dividend equivalents; and (f) other awards not otherwise provided for, the value of which is based in whole or in part on the value of the New Common Stock.

         The compensation committee of the board of directors of the Reorganized Parent Company will administer the New Management Stock Incentive Plan, and any action of the committee will be final, conclusive and binding on all persons, except to the extent the committee may modify its prior action. Among its administrative powers, the committee is authorized to select the individuals who will receive awards, determine the types of awards to be granted, and establish the terms and conditions of those awards (including, but not limited to, the exercise price, grant price or purchase price, and the schedule for the vesting or acceleration of an award).

         The exercise price of an option is determined by the committee, except that the exercise price may not be less than the per share fair market value of the New Common Stock on the date the option is granted. The exercise price of an incentive stock option that is granted to an employee owning New Common Stock possessing more than 10% of the total combined voting power of the Company may not be less than 110% of the per share fair market value of the New Common Stock on the date the option is granted. No option may be "repriced" at a lower exercise price and no modification of any outstanding option is permitted if the modification would constitute a "repricing."

         The maximum number of shares of New Common Stock that may be issued pursuant to awards or granted under the plan may not exceed 2,015,000 shares of New Common Stock. The plan will also limit the number of shares that may be subject to incentive stock option awards, the number of shares that may be awarded as restricted or deferred stock, and the number of shares that may be subject to awards granted to a participant during any calendar year. To the extent an award is only to be paid in Cash, or is paid in Cash, any shares of New Common Stock subject to the award will again be available for the grant of future awards. Shares of New Common Stock that are attributable to awards that have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

                  In the event of a participant's termination of employment or service with the Company for any reason other than cause, all vested options held by the participant may be exercised for up to three months following termination of employment or service, unless otherwise determined by the committee. If a participant's employment or service is terminated for cause, all options (whether or not vested) held by the participant will terminate as of the termination date. Unless otherwise determined by the committee, all restricted and deferred stock awards held by a participant must be forfeited on any termination of employment or service with the Company. However, the committee may provide that a participant will become vested, in whole or in part, in his or her shares of restricted and deferred stock upon a termination resulting from specified causes. Notwithstanding the above, unless the committee provides otherwise in a participant's award agreement, awards will become immediately vested upon a change in control (as defined in the New Management Stock Incentive Plan) of the Company.

                  Upon the occurrence of a corporate transaction or event that affects the Reorganized Parent Company's New Common Stock (including, without limitation, a reorganization, merger, or consolidation), if the committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the plan, the committee will, in any manner as it may deem equitable, adjust any or all of the following: (a) the number and kind of shares of New Common Stock with respect to which awards may be granted; (b) the number and kind of shares of New Common Stock subject to outstanding awards; (c) the number and kind of shares that may be issued in respect of other outstanding awards; and (d) the exercise price, grant price or purchase price with respect to any award. In addition, in the event of an unusual or nonrecurring event (including the events described immediately above) or in response to changes in applicable laws, regulations or accounting principles, the committee is authorized to adjust the terms, conditions and criteria of awards. However, the committee may not make adjustments that would cause the plan or an award to fail to comply with Section 422(b) or Section 162(m) of the Internal Revenue Code of 1986, as amended.

         Unless the committee specifically provides that an option (other than an incentive stock option) may be transferred to members of a participant's immediate family, to trusts solely for the benefit of a participant's family members, or to partnerships in which a participant's family members and/or trusts are the only partners, a participant may not transfer his or her option other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order. All other awards may not be transferred or otherwise disposed of until all restrictions have lapsed.

         The New Management Stock Incentive Plan may be amended by the board of directors of the Reorganized Parent Company without the consent of its stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the New Common Stock may then be listed or quoted. The New Management Stock Incentive Plan will terminate on the day preceding the tenth anniversary of the date on which the Bankruptcy Court approves the Plan and no award may be granted after the date of its termination. However, the plan may be terminated by the board of directors on an earlier date provided that the termination does not adversely affect awards previously granted to participants (except with their consent) or deprive participants of New Common Stock that they may have acquired through the plan.

         G.       DIRECTORS AND OFFICERS AND INSURANCE.

         The Parent Company's current directors and officers are listed in the Proxy Statement attached hereto as APPENDIX D. In accordance with Section 1125(a) of the Bankruptcy Code, these will be the officers on the Effective Date and immediately after the Effective Date. The New Board of Directors for the Reorganized Parent Company will be selected by the Creditors' Committee, will be formed as of the Effective Date and consists of [five or seven] members. All decisions regarding the election of officers, the continued employment of senior management of the Reorganized Parent Company, selection of officers to the New Board of Directors, and new employment contracts for senior management of the Reorganized Parent Company will be left up to the newly appointed board of directors of the Reorganized Parent Company. In compliance with Section 1125(a)(5) of the Bankruptcy Code, if the identities of the current directors and officers of the Parent Company change, Debtors will supply the names of the directors and officers of the Reorganized Parent Company at the Confirmation Hearing. The identities of these new board members are as follows:

                        ---------------------------------------------

                        ---------------------------------------------

                        ---------------------------------------------

                        ---------------------------------------------

                        ---------------------------------------------

                        ---------------------------------------------

                        ---------------------------------------------
                       Chief Executive Officer of Reorganized Parent Company

         In compliance with Section 1125(a)(5) of the Bankruptcy Code, Debtors will supply the names of the officers and directors of Reorganized Debtors at the Confirmation Hearing. On the Effective Date, the Reorganized Parent Company will purchase (a) a new directors and officers insurance policy covering post-Effective Date directors and officers, (b) [a six-year tail insurance policy on existing director and officer policies consistent with the Plan,] and take other actions concerning the purchase of insurance as the New Board of Directors believes is reasonable.

                                     VIII.

                 VOTING AND EXCHANGE PROCEDURES AND REQUIREMENTS

         A.       VOTING PROCEDURES AND REQUIREMENTS.

                  1.       General Procedures.

         Debtors are seeking the acceptance of the Plan by (a) Holders of Allowed Impaired Other Secured Claims, (b) Holders of Allowed General Unsecured Claims, (c) Holders of Allowed Convenience Claims, and (d) Holders of Allowed Equity Interests.

         This Disclosure Statement has been approved by order of the Bankruptcy Court, dated September [__], 2002 (the "Disclosure Statement Order"), as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable Person, typical of a Holder of a Claim or Interest, to make an informed judgment whether to accept or reject the Plan. Approval of this Disclosure Statement by the Bankruptcy Court does not constitute a ruling as to the fairness or merits of the Plan.

         A ballot or Master ballot, as applicable, to be used to accept or reject the Plan has been enclosed with all copies of this Disclosure Statement mailed to Holders whose Claims and/or Interests are impaired by provisions of the Plan, as follows:


               CLASS                           COLOR OF BALLOT                  COLOR OF MASTER BALLOT
               -----                           ---------------                  ----------------------
Impaired Other Secured Claims                    Pale Yellow                            [Gold]
General Unsecured Claims                            Green                             Dark Green
Convenience Claims                                   Pink                                N/A
Equity Interest                                    Sky Blue                           Navy Blue


Accordingly, this Disclosure Statement (and the appendices and exhibits to this Disclosure Statement), together with the accompanying ballot and Master ballot and the related materials delivered together with this Disclosure Statement, are being furnished to (a) Holders of Allowed Impaired Other Secured Claims, (b) Holders of Allowed General Unsecured Claims, (c) Holders of Allowed Convenience Claims, and (d) Holders of Allowed Equity Interests.

         FOR YOUR BALLOT OR MASTER BALLOT TO BE COUNTED, YOUR BALLOT OR MASTER BALLOT MUST BE COMPLETED AS SET FORTH BELOW AND RECEIVED BY THE VOTING DEADLINE (5:00 P.M., PACIFIC TIME, ON OCTOBER 16, 2002). BALLOTS AND MASTER BALLOTS SHOULD BE DELIVERED OR MAILED TO: DEBTORS, C/O POORMAN-DOUGLAS CORPORATION, AT THE ADDRESS SET FORTH ON THE BALLOT.

         Except to the extent permitted by the Bankruptcy Court pursuant to Rule 3018 of the Bankruptcy Rules, ballots or Master ballots that are received after the Voting Deadline will not be accepted or used by Debtors.

         Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the Bankruptcy Court has fixed the record date (the close of business, Central time, on , September [__], 2002) as the Voting Record

Date. If the record holder of any Claim or Interest is not also the beneficial holder (the "Beneficial Holder") of that Claim or Interest, the vote to accept or reject the Plan must be cast by the Beneficial Holder of the Claim or Interest.

         Pursuant to the Order of the Bankruptcy Court dated [____________, 2002], the following voting procedures have been established. Under the order, the information pertaining to the number, amount and classification of a Claim that will be used to tabulate acceptances and rejections of the Plan will be exclusively as follows:

                           a.       Voting Procedures.

         With respect to a Claim or Interest identified in the Schedules as liquidated, non-contingent, and undisputed, and for which no proof of claim or proof of interest has been timely filed, the Claim or Interest amount for voting purposes will be the amount as identified in the Schedules (the "Scheduled Amount").

         With respect to a liquidated, non-contingent, undisputed Claim or Interest as to which a proof of claim or proof of interest has been timely filed and as to which an objection has not been filed, the amount and classification of the Claim or Interest will be that specified in the proof of claim or proof of interest, subject to any applicable limitations as set forth below.

         With respect to a proof of claim or proof of interest that, according to the records of Debtors' claims and noticing agent, Poorman-Douglas Corporation ("Poorman-Douglas"), was not timely filed (I.E., was filed after the deadline set by the Court for the filing of a proof of claim of that type) and that was not listed in Debtors' Schedules as liquidated, non-contingent, and undisputed, the Claim or Interest will be provisionally disallowed for voting purposes unless otherwise ordered by the Court.

         With respect to a Claim or Interest that is unliquidated, contingent and/or disputed in part, the Holder of the Claim or Interest will be entitled to vote that portion of the Claim or Interest that is liquidated, non-contingent and undisputed in the liquidated, non-contingent and undisputed amount, subject to any limitations set forth herein and unless otherwise ordered by the Court.

         A Holder will not be entitled to vote a Claim or Interest to the extent the Claim or Interest duplicates or has been superceded by another Claim or Interest of the Holder.

         A Claim or Interest, represented by a timely filed proof of claim or proof of interest, asserted against more than one Debtor will only be counted as a single claim or interest in the asserted amount (or some other amount as determined in accordance with these procedures) for voting purposes, and all other duplicative (as filed against multiple debtors) claims or interests will be provisionally disallowed for voting purposes only, unless otherwise ordered by the Court.

         With respect to a proof of claim or proof of interest that is the subject of an objection filed at least TEN days before the Voting Deadline, claimant will not be entitled to vote on the Plan unless the Court orders otherwise on motion filed by the claimant, so long as the Court determination occurs before the conclusion of the Confirmation Hearing.

         A timely filed proof of claim or proof of interest that is asserted, or represents a Claim or Interest that is listed in Debtors' Schedules, as wholly unliquidated and/or contingent will be accorded one vote at $1.00 or one share, as applicable, unless the Court orders otherwise on motion filed by the claimant, so long as the Court determination occurs before the conclusion of the Confirmation Hearing.

         With respect to a Claim or Interest that has been estimated or otherwise allowed for voting purposes by order of the Court, the amount and classification of the Claim or Interest will be that set by the Court.

         With respect to a proof of claim that is the subject of an objection solely to the classification asserted in the proof of claim, the Claim will be allowed provisionally for voting purposes in the amount asserted in the Claim and in the classification to which the objection seeks to re-classify said Claim unless the Court orders otherwise on motion filed by the claimant.

         In the event of a controversy (a) as to whether any Claim or Interest or class of Claims or Interests is impaired under the Plan, (b) as to whether the Holder of any Claim or Interest is entitled to vote with respect to the Plan, or (c) regarding the Allowed amount of any Claim or Interest for voting purposes, then the controversy will be determined by the Bankruptcy Court at the Confirmation Hearing.

                           b.       Tabulation Procedures.

         For the purpose of voting on the Plan, Poorman-Douglas, as Balloting Agent, will be deemed to be in constructive receipt of any ballot or Master ballot timely delivered to any address that Poorman-Douglas (or its authorized agent) designates for the receipt of ballots or Master ballots.

         Any ballot or Master ballot received by Poorman-Douglas after the deadline for submission of ballots or Master ballots will not be counted, unless the Court orders the ballot or Master ballot to be counted.

         Whenever a Holder of a Claim submits more than one ballot voting the same Claim or Interest before the deadline for submission of ballots, the last ballot timely received will supersede and revoke any earlier received ballot. Whenever a broker, bank, or other nominee, or agent of a broker, bank, or other nominee (each of the foregoing, a "Nominee") or proxy holder of a Nominee or beneficial owner submits more than one Master ballot to transmit the votes of beneficial owners in respect to their Claims or Interests before the deadline for submission of Master ballots, the last Master ballot timely received will supersede and revoke and earlier received Master ballot.

         Creditors and Interest Holders must vote all of their Claims or Interests within a particular Plan class either to accept or reject the Plan and may not split their vote. Accordingly, a ballot that partially rejects and partially accepts the Plan will not be counted.

         Any ballots or Master ballots received that do not indicate either an acceptance or a rejection of the Plan or that indicate both an acceptance and rejection of the Plan will be deemed not to constitute a vote.

         If a ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, these persons should indicate their capacity when signing and, unless otherwise determined by Debtors, must submit proper evidence satisfactory to Debtors to so act on behalf of the Beneficial Holder.

         Any ballot or Master ballot that is delivered by facsimile, email or any other electronic means or that does not contain an original signature will not be counted.

         All votes must be cast using the ballots or Master ballots distributed to the Holders of Claims or Interest. Votes cast in any manner other than by using these ballots will not be counted.

         Any Holder of a Claim or Interest in an impaired class who has delivered a valid ballot voting on the Plan may withdraw or change its vote solely in accordance with Bankruptcy Rule 3018(a).

         Subject to any contrary order of the Bankruptcy Court, Debtors reserve the absolute right to reject any and all ballots or Master ballots not proper in form, the acceptance of which would, in the opinion of Debtors or their counsel, not be in accordance with the provisions of the Bankruptcy Code. Subject to contrary order of the Bankruptcy Court, Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot or Master ballot unless otherwise directed

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by the Bankruptcy Court. Debtors' interpretation of the terms and conditions of the Plan (including the ballot, the Master ballot, and the voting instructions), unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Neither Debtors nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots or Master ballots nor will any of them incur any liability for failure to provide this notification. Unless otherwise directed by the Bankruptcy Court, delivery of these ballots or Master ballots will not be deemed to have been made until the irregularities have been cured or waived. Ballots or Master ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

         In accordance with Rule 3017(e) of the Bankruptcy Rules, Debtors have made provisions for the transmission of ballots to Beneficial Holders of the Notes and Equity Interests held through a brokerage firm, bank, trust company or other nominee. Special voting instructions for Beneficial Holders of the Notes and Equity Interests are set forth below.

         Poorman-Douglas, or its designated agent, will contact each custodian/registered holder (a "Custodian") to determine the number of sets of plan solicitation packages each Custodian requires (based on the number of Beneficial Holders each represents), and Poorman-Douglas will transmit to the Custodian the appropriate number of plan solicitation packages.

         Each Custodian will be responsible and authorized to transmit the Plan Solicitation Package to the Beneficial Holders that each represents.

         In order for a Beneficial Holder's ballot to count, the ballot must be completed in accordance with the procedures set forth herein, and returned so as to be received by the transmitting Custodian no later than the Voting Deadline.

         In order for the votes of its Beneficial Holders to be counted, each Custodian must tabulate the votes of its Beneficial Holders on a Master ballot, (which Master ballot will be provided to each Custodian by Poorman-Douglas) which will indicate (a) the total number of Holders voting to accept the Plan (and the aggregate principal amount of Notes or number of shares owned by them) and the total number of Holders voting to reject the Plan (and the aggregate principal amount of Notes or number of shares owned by them), (b) the vote of each individual Holder, by account or other identification number, together with the principal amount of Notes or number of shares owned by the Holder, and (c) a certification by the Custodian that it is the record holder, custodian, representative or otherwise entitled to act as proxy for the indicated amount of Notes or shares of Existing Common Stock on behalf of the Beneficial Holders listed on the Master ballot, that it properly transmitted a Plan Solicitation Package to each Beneficial Holder listed on the Master ballot and that it properly summarized and recorded the votes of each Beneficial Holder listed on the Master ballot.

         As part of the voting report, Poorman-Douglas will include a summary of the Master ballots which will indicate the number of Beneficial Holders and the principal amount of Notes and Interests that voted to accept and to reject the Plan, and will further contain a certification as to the accuracy of the summary of the Master ballots.

         Each ballot mailed to a Holder of a Claim, other than a Holder of an Existing Note or an Equity Interest, will include a preprinted amount for the Claim and a designation of the appropriate class for the Claim as set forth in the Plan.

         B.       PROCEDURES FOR EXCHANGING EXISTING SECURITIES FOR NEW
SECURITIES.

                  1.       Procedures for Exchanging Notes for New Common Stock.

         The Indenture Trustee under the Note Indenture will serve as the depositary agent for the Reorganized Parent Company with respect to the Noteholders (the "Noteholder Depositary"). On the Effective Date, record holders on the Distribution Record Date specified in the Confirmation Order of

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Notes will receive their pro rata shares of the New Common Stock on surrender of Notes and, if requested, delivery of a letter of transmittal to the Noteholder Depositary. The method of delivery of the Notes and other documents to the Noteholder Depositary is at the election and risk of the Noteholders, but if delivery is by mail, it is recommended that the Holders use properly insured, registered mail, with return receipt requested.

         The Reorganized Parent Company will issue shares of New Common Stock to Holders of Notes as of the Distribution Record Date by distributing those shares to the Noteholder Depositary on the Distribution Date. As soon as practicable after the Noteholder Depositary receives the debt instruments of a Holder of Notes in accordance with the Plan, the Noteholder Depositary will issue and distribute that Holder's pro rata portion of the New Common Stock. The Note Indenture will continue in effect to the extent necessary to allow the Indenture Trustee to receive the New Common Stock on behalf of the Noteholders and make distributions pursuant to the Plan on account of the Claims of Holders of Notes as agent for the Reorganized Parent Company. The Indenture Trustee providing services related to distributions to the Holders of Notes will receive, from the Reorganized Parent Company, reasonable compensation for those services upon the presentation of invoices to the Reorganized Parent Company and will be indemnified by the Reorganized Parent Company for all acts taken hereunder. These payments will be made on terms agreed to with the Reorganized Parent Company.

         No fractional shares of New Common Stock will be issued or distributed under the Plan or by the Reorganized Parent Company or the Indenture Trustee. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which the Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock, the Indenture Trustee will allocate separately one whole share of Common Stock to the Person and other Persons similarly entitled, in order of the fractional portion of their entitlement, starting with the largest fractional portion, until all remaining whole shares have been allocated. Upon the allocation of a whole share to a Person in respect of the fractional portion of its entitlement, the fractional portion will be canceled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares that remain to be allocated, the Indenture Trustee will allocate the remaining whole shares to the Holders by random lot or any other impartial method as the Indenture Trustee deems fair. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements will be canceled and will be of no further force and effect.

                  2. Procedures for Exchanging Existing Common Stock for Warrants.

         The transfer agent for the Existing Common Stock will serve as the depositary agent for the Reorganized Parent Company with respect to the Holders of Existing Common Stock (the "Stockholder Depositary"). The Holders of the Existing Common Stock on the Distribution Record Date will receive their Warrants six months after the Effective Date on surrender of Certificates of Existing Common Stock and, if requested, delivery of a letter of transmittal to the Stockholder Depositary. The Holders of the Existing Common Stock must deliver those Certificates, together with the letter of transmittal, properly completed and executed by the record holder of the Existing Common Stock, and any other documents required by the letter of transmittal. The method of delivery of the Existing Common Stock Certificates and other documents to the Stockholder Depositary is at the election and risk of the Holders of the Existing Common Stock, but if delivery is by mail, it is recommended that the Holders use properly insured, registered mail, with return receipt requested.

         No fractional Warrants or Warrants for fractional shares of New Common Stock will be issued or distributed under the Plan or by the Reorganized Parent Company or any Stockholder Depositary. Each Person entitled to receive New Common Stock will receive the total number of whole shares of New Common Stock to which the Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of Warrant, the Stockholder Depositary will allocate separately one whole Warrant to the Person and other Persons similarly entitled, in order of the fractional portion of their entitlement, starting with the largest fractional portion, until all remaining Warrants have been allocated. Upon the allocation of a whole Warrant to a Person in respect of the fractional portion of its

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entitlement, the fractional portion will be canceled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of Warrants that remain to be allocated, the Stockholder Depositary will allocate the remaining Warrants to the Holders by random lot or any other impartial method as the Stockholder Depositary deems fair. Upon the allocation of all of the whole shares or Warrants authorized under the Plan, all remaining fractional portions of the entitlements will be canceled and will be of no further force and effect.

                                      IX.

                       ADDITIONAL FACTORS TO BE CONSIDERED

         You should consider carefully the following risk factors in evaluating the Plan.

         A.       SECURITIES LAW MATTERS.

                  1.       Availability of Section 1145 of the Bankruptcy Code.

         Section 1145(a)(1) of the Bankruptcy Code provides an exemption from the registration requirements of Section 5 of the Securities Act and state and local securities laws in connection with the offer or sale under a plan of reorganization of a security of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan. Generally, the exemption is not available for offers or sales that are not made principally in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning the debtor or the applicable affiliate. In addition, Section 1145(a)(2) of the Bankruptcy Code provides an exemption in connection with the offer of a security through any warrant or other similar right that was sold in the manner specified under Section 1145(a)(1) or the sale of a security upon exercise of such a warrant or similar right. The exemptions provided by Sections 1145(a)(1) and (2) are not available as to any sale of a security to any entity that is deemed to be an "underwriter" (as that term is defined in Section 1145(b)(1) of the Bankruptcy Code).

         Debtors believe that the New Common Stock being issued to Holders of Allowed General Unsecured Claims in exchange for their Claims and the Warrants being issued to pre-petition stockholders in exchange for the Existing Common Stock are governed by Section 1145(a), except in the case of any entity that is an underwriter, and thus are exempt from registration requirements under federal securities laws.

                  2.       Parties Who Are Underwriters.

         Section 1145(b)(1) of the Bankruptcy Code defines a person or entity that may be an "underwriter," and thus restricted in the resale of securities received, as any person or entity that (a) purchases a claim or interest, with a view towards distribution of any security received or to be received under a plan of reorganization in exchange for the claim or interest; (b) offers to sell securities offered or sold under a plan of reorganization for the holders of the securities; (c) offers to buy securities offered for sale under a plan of reorganization from the holders of the securities, if the offer to buy is with a view toward distribution of the securities under an agreement made either in connection with a plan of reorganization, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an "issuer" of the securities offered or sold under a plan of reorganization as that term is defined in Section 2(11) of the Securities Act, with respect to the securities. Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by an issuer, or any person under direct or indirect control with an issuer.

         Any party reasonably determined by the Reorganized Parent Company to be an "affiliate" of the issuer of Plan Securities before the Effective Date (i. e., directly or indirectly controlling or controlled by the issuer of Plan Securities) will receive Plan Securities that are subject to restrictions and contain a legend to the effect that the Plan Securities may not be sold unless and until (a) the securities are registered under the Securities Act and any applicable state law or (b) registration is not required.

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

                  3.       Availability of SEC Rule 144 for Affiliate Resales.

         It is an integral part of the Plan that the issuance of the Plan Securities pursuant to the Plan is exempt from registration under the Securities Act by Section 1145(a) of the Bankruptcy Code. As mentioned above, however,
Section 1145(a) of the Bankruptcy Code does not apply to subsequent sales of Plan Securities by persons who are "underwriters", as that term is defined in
Section 1145(b)(1). Section 1145(b)(1) provides that, for purposes of Section 1125(a) of the Bankruptcy Code, the term "underwriter" means, in addition to those persons who perform traditional underwriting activities, any person directly or indirectly controlling or controlled by the issuer of the securities, or any person under direct or indirect common control with the issuer. By defining the term "underwriter" to include affiliates of the issuer, subsequent sales by the affiliates of securities issued under a plan of reorganization are subject to the registration requirements of the Securities Act, unless another exemption from registration is available to the affiliate who desires to effect the sale.

         In evaluating whether a person directly or indirectly controls, is controlled by, or is under common control with an issuer of securities, an analysis must be made of the facts and circumstances regarding the relationship between the person and the issuer. A detailed discussion of all the criteria applicable to this analysis, and of the application of the analysis to all the persons who will receive securities under the Plan is beyond the scope of this Disclosure Statement. Interested persons are referred to their own professional advisors for further information regarding their possible status as an affiliate of the Reorganized Parent Company and of the consequences of this status.

                  4.       Registration Rights Agreement.

         Reorganized Parent Company and certain Holders of General Unsecured Claims who may be deemed to be "underwriters" or "affiliates" for purposes of the Securities Act will enter into the Registration Rights Agreement on or before the Effective Date. Pursuant to the Registration Rights Agreement, Reorganized Parent Company will use its reasonably best efforts to (a) file and have declared effective as soon as possible after the Effective Date a registration statement or registration statements under the Securities Act for the offering on a continuous or delayed basis in the future of the shares of New Common Stock received by these certain Holders of General Unsecured Claims (the "Shelf Registration"), (b) cause to be filed with the Securities Exchange Commission a registration statement on Form 10 under the Securities Exchange Act of 1934 with respect to the New Common Stock, if required, (c) keep the shelf registration effective for a two-year period, and (d) supplement or make amendments to thereunder or in accordance with the terms of the Registration Rights Agreement, and have the supplements and amendments declared effective as soon as practicable after filing.

                  5.       Lack of Established Market for New Securities

         There may be certain restrictions on the ability of Holders of new securities to sell, transfer, or otherwise freely dispose of the new securities received under the Plan if the Holders are "issuers" or "dealers" under Sections 2(11) and 2(12), respectively, of the Securities Act, or "underwriters" as defined in Section 1145(b) of the Bankruptcy Code. Moreover, the new securities will be issued pursuant to the Plan to Holders of Claims and Interests, some of whom may prefer to liquidate their investment rather than hold the securities on a long-term basis. Accordingly, the market for new securities may be volatile, at least for an initial period after the Effective Date, and indeed may be depressed for a period of time immediately following the Effective Date until the market has had time to absorb these sales and to observe the post-Effective Date performance of the Reorganized Parent Company. Other factors, including but not limited to statutory restrictions on transferability and the likelihood that the Reorganized Parent Company will not declare dividends for the foreseeable future, may further depress the market for the new securities. In addition, although the Plan and the projections contained herein were prepared based on an assumed reorganization value range as described below in Section VI.A.9, the valuation was not an estimate of the price at which the new securities may trade in the market and the Parent Company has not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market price that will prevail following the Effective Date, or that a market for the New Common Stock will develop at any time.

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

         B.       RISK FACTORS RELATING TO DEBTORS' OPERATIONS.

                  1.       Adequacy of Collateral.

         The Credit Facility is expected to be secured by all or substantially all of the Reorganized Parent Company's assets. If indebtedness under the Credit Facility were to be accelerated after a future event of default, (a) Reorganized Debtors' operations would be at risk, and (b) there can be no assurance that, following the acceleration, the proceeds from the sale of the collateral will be sufficient to satisfy all amounts due under the Credit Facility. The ability of the lenders under the Credit Facility to realize on the collateral will be subject to certain procedural limitations.

                  2.       Net Losses.

         The Parent Company experienced substantial losses for the year ended December 31, 2001, and the six months ended June 30, 2002, of $409.1 million and $14.2 million, respectively. There can be no assurances that the Parent Company will become profitable in the future.

                  3. Restrictions Imposed by Terms of the Parent Company's Loan Agreements.

         The Credit Facility restricts, among other things, Reorganized Debtors' ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Reorganized Debtors. A breach of any of these covenants could result in a default under the Credit Facility.

                  4.       Uncertainties Relating to Bankruptcy Proceedings.

         Debtors' future results depend on the successful confirmation and implementation of a plan of reorganization. Failure to obtain approval of a plan in a timely manner could adversely affect Debtors' operating results, as their ability to obtain financing to fund their operations and their relations with their customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, Debtors cannot predict the ultimate amount of all settlement terms for their liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, Debtors' operating results may be adversely affected by the possible reluctance of prospective lenders, customers and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

         Other negative consequences that could arise as a result of the bankruptcy proceedings include:

         o making Debtors more vulnerable to a continued downturn in their industry or a downturn in the economy in general;

         o limiting Debtors' flexibility in planning for, or reacting to, changes in their businesses and the industries in which they operate;

         o the incurrence of significant costs associated with the reorganization;

         o effects on the availability of raw materials and payment terms from Debtors' suppliers;

         o effects on Debtors' relationship with suppliers and customers, including loss of confidence in Debtors' ability to fulfill contractual obligations due to financial uncertainty;

         o placing Debtors at a competitive disadvantage compared to their competitors;

         o        limiting Debtors' ability to borrow additional funds; and

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

         o        employee attrition.

                  5.       Debt Obligations.

         Assuming that the Plan is approved, Debtors will emerge from bankruptcy leveraged with debt service obligations. Thus Debtors will continue to be susceptible to adverse changes in their industry, the economy and the financial markets. In addition, Debtors' ability to obtain additional debt financing after emergence may be limited by restrictive covenants under the terms of the Credit Facility. Those limits on financing may restrict Debtors' ability to service their debt obligations through additional debt financing if cash flow from operations is insufficient to service the obligations.

                  6.       Limited Liquidity.

         Debtors are currently funding their liquidity needs out of operating cash flow and from borrowings under the Debtor-in-Possession Loan Agreement. Assuming that the Plan is approved, Debtors' liquidity needs would be met out of operating cash flow and from borrowings under the Credit Facility. The Credit Facility will be limited in amount and subject to some funding conditions that may be beyond Reorganized Debtors' control. Debtors' ability to obtain additional financing under the Credit Facility is limited by a variety of factors, including the debt incurrence restrictions imposed by the Credit Facility. Accordingly, no assurances can be given that Debtors' sources of liquidity will be adequate to fund their liquidity needs or, if additional sources of liquidity become necessary, that they would be available to Debtors or adequate. Any liquidity shortages would likely have a material adverse effect on Debtors' businesses and financial condition.

                  7.       Economic Downturn.

         Debtors' industry has been affected by decreasing volumes and declining prices started in 2000 and continuing through early 2002, due to softening demand from customers in the cyclical downturn in the U.S. economy. If weakness in product demand becomes worse and volumes and pricing remain low, reduced sales could continue to materially adversely affect operating results.

                  8.       Possible Impact On Varying Metals Prices.

         The principal raw materials used by Debtors are steel, aluminum and various specialty metals. The metals industry as a whole is cyclical, and at times pricing and availability of raw materials in the metals industry can be volatile due to numerous factors beyond Debtors' control, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for Debtors, and may, therefore, adversely affect Debtors' net sales, operating margin and net income. Debtors' service centers maintain substantial inventories of metal to accommodate the short lead times and just-in-time delivery requirements of their customers. Accordingly, Debtors purchase metal in an effort to maintain their inventory at levels that they believe to be appropriate to satisfy the anticipated needs of their customers based on information derived from customers, market conditions, historic usage and industry research. Debtors' commitments for metal purchases are generally at prevailing market prices in effect at the time they place their orders. Debtors have no long-term, fixed-price purchase contracts. During periods of rising raw materials pricing, there can be no assurance Debtors will be able to pass any portion of the price increases on to customers. When raw material prices decline, customer demands for lower prices could result in lower sales prices and, as Debtors use existing inventory, lower margins. Changing metal prices could adversely affect Debtors' operating margin and net income.

                  9.       Fluctuations in Demand.

         Many of Debtors' products are sold to industries that experience significant fluctuations in demand based on economic conditions, energy prices, consumer demand and other factors beyond Debtors' control. No assurance can be given that Debtors will be able to increase or maintain their level of sales in periods of economic stagnation or downturn.

                 10.      Competition.

         Debtors are engaged in a highly-fragmented and competitive industry. Debtors compete with a large number of other value-added metals processors/service centers on a regional and local basis, some of which may have greater financial resources than Debtors. Debtors also compete to a lesser extent with primary metals producers, who typically sell to very large customers requiring regular shipments of large volumes of metals. Increased competition could have a material adverse effect on Debtors' net sales and profitability.

                 11.      Environmental Regulation.

         Debtors' operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. Debtors believe that they are in substantial compliance with all such laws and do not currently anticipate that they will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental or workplace health and safety requirements. However, some of the properties Debtors own or lease are located in areas with a history of heavy industrial use, and are on or near sites listed on the CERCLA National Priority List. Debtors have a number of leased properties located in or near industrial or light industrial use areas, and accordingly, these properties may have been contaminated by pollutants that would have migrated from neighboring facilities or have been deposited by prior occupants. Furthermore, Debtors are not aware of any notices from authoritative agencies with respect to clean-up/remediation claims for contamination at the leased properties. However, there can be no assurance that Debtors will not be notified of such claims with respect to their existing leased or owned properties in the future.

         Although no environmental claims have been made against Debtors and they have not been named as a potentially responsible party by the Environmental Protection Agency or any other party, it is possible that Debtors could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, Debtors could incur substantial litigation costs to prove that they are not responsible for the environmental damage. Debtors have obtained limited indemnities from the former stockholders of acquired companies whose facilities are located at or near contaminated sites. The limited indemnities are subject to certain deductible amounts, however, and there can be no assurance that these limited indemnities will fully protect Debtors.

                 12.      Reliance on Key Personnel.

         The existing senior management at many of the Parent Company's subsidiary operations is generally comprised of former owners who committed to stay with their operations after acquisition. Certain of these individuals have suffered losses in the Existing Common Stock or have lower incomes than Debtors averaged when Debtors owned their former businesses. Further, former owners generally have non-competition obligations that expire on the fifth anniversary of their date of acquisition, and thus these obligations expire through 2004, the majority of which will expire within the next 12 months. There is no assurance that Debtors will be able to retain these individuals or find suitable replacements if those individuals leave Debtors. The failure to retain or replace these individuals on a timely basis could materially and adversely affect results from operations at those locations.

                 13.      Antitakeover Effects of Certain Provisions.

         Certain provisions of the amended and restated articles of incorporation and amended and restated bylaws of the Reorganized Parent Company may tend to deter potential unsolicited offers or other efforts to obtain control of the Parent Company that are not approved by its board of directors, including the right of

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the board of directors, without any action by the stockholders of the
Reorganized Parent Company, to fix the rights and preferences of undesignated preferred stock, including dividend, liquidation and voting rights.

                 14.      Absence of Dividends.

         The Parent Company does not intend to pay cash dividends on the New Common Stock in the foreseeable future. The Parent Company expects to use its available cash flow to conduct its business or to make acquisitions. In addition, the terms of the Credit Facility restrict the payment of dividends by the Reorganized Parent Company. It is unlikely that the Reorganized Parent Company will pay dividends in the foreseeable future. In addition, the Reorganized Parent Company will be substantially a holding company with no independent operations. Accordingly, any amounts available for dividends will depend on the prior declaration of dividends by the Reorganized Parent Company's subsidiaries. Any declaration of those dividends would be subject to applicable withholding tax at applicable tax rates.

                 15.      Forward-Looking Statements.

         This Disclosure Statement includes forward-looking statements. All statements other than statements of historical facts included in this Disclosure Statement, including statements made under "CAPITALIZATION", "REQUIREMENTS FOR CONFIRMATION OF THE PLAN" and "INFORMATION ABOUT DEBTORS", regarding capital expenditures, Debtors' financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although Debtors believe that the expectations reflected in those forward-looking statements are reasonable, Debtors can give no assurance that their expectations will prove to have been correct, and actual results may differ materially from those forward-looking statements.

                                       X.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following is a general summary of certain material federal income tax consequences of the implementation of the Plan to Debtors, Holders of Claims and Holders of Existing Common Stock. This summary does not discuss all aspects of federal income taxation that may be relevant to those persons in light of their individual investment circumstances or to certain Holders of Clams or Holders of Existing Common Stock subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, financial institutions, broker-dealers, life insurance companies, foreign corporations or individuals who are not citizens or residents of the United States). This summary also does not discuss any aspects of state, local or foreign taxation.

         This summary is based on the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date of this Disclosure Statement and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed in this Disclosure Statement. Debtors have not requested a ruling from the Internal Revenue Service (the "IRS") or from the Bankruptcy Court with respect to any of these matters, and no opinion of counsel has been sought or obtained by Debtors with respect to any of these matters. There can be no assurance that the IRS will not challenge any or all of the tax consequences of the Plan, or that a challenge by the IRS, if asserted, would not be sustained. FOR THE FOREGOING REASONS, HOLDERS OF CLAIMS AND EXISTING COMMON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) TO THEM OF THE PLAN. DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY HOLDERS OF CLAIMS OR EXISTING COMMON STOCK, NOR ARE DEBTORS RENDERING ANY FORM OF LEGAL OPINION AS TO THOSE TAX CONSEQUENCES.

         A.       FEDERAL INCOME TAX CONSEQUENCES TO DEBTORS.

                  1.       Cancellation of Indebtedness.

         Debtors will realize cancellation of debt ("COD") income to the extent that Debtors pay a Holder of a Claim pursuant to the Plan an amount of consideration in respect of the Claim less than the amount of the Claim. For this purpose, the amount of consideration paid to a Holder of a Claim generally would equal the amount of cash or the fair market value on the Effective Date of any other property (including New Common Stock) paid to the Holder. Because Debtors will be in a bankruptcy case at the time the COD income is realized, Debtors will not be required to include COD income in gross income, but rather will be required to reduce certain of their tax attributes by the amount of COD income so excluded. Under the general rules of IRC section 108, the required attribute reduction would be applied first to reduce Debtors' net operating loss carryforwards ("NOLs") to the extent of the NOLs, with any excess excluded COD income applied to reduce certain other tax attributes, including but not limited to foreign tax credit carryovers, capital loss carryovers and asset basis ("Other Tax Attributes"). Debtors believe and intend to take the position that any reduction in tax attributes generally occurs on a separate entity basis, even though Debtors file a consolidated federal income tax return.

         IRC section 108(b)(5) provides an election pursuant to which Debtors can elect to apply the required attribute reduction first to reduce the basis of their depreciable property to the extent of the basis, with any excess applied next to reduce their NOLs and then certain other tax attributes. Debtors have not yet determined whether they will make the election under IRC section 108(b)(5).

                  2.       Limitation on Net Operating Losses.

         Debtors will experience an "ownership change" (within the meaning of IRC section 382) on the Effective Date as a result of the issuance of New Common Stock to the Holders of General Unsecured Claims. As a result, Debtors' ability to use any pre-Effective Date NOLs and any pre-Effective Date Other Tax Attributes to offset their income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which the carryover is made, generally (subject to various exceptions and adjustments, some of which are described below) will be limited to the sum of (a) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the Effective Date), (b) the amount of the "recognized built-in gain" for the year that does not exceed the excess of their "net unrealized built-in gain" over previously recognized built-in gains (as the quoted terms are defined in IRC section 382(h)), and (c) any carryforward of unused amounts described in (a) and (b) from prior years. IRC section 382 may also limit Debtors' ability to use "net unrealized built-in losses," if any, to offset future taxable income. The regular annual limitation will generally be equal to the product of the value of the Existing Common Stock immediately before the ownership change (in this case, the Effective Date) and
(y) the "long-term tax-exempt rate" (as defined in IRC section 382(f)). In September 2002, the long-term tax-exempt rate was 4.91%; however, the rate in effect on the Effective Date may be different from the September 2002 rate. Because the value of the Existing Common Stock immediately before the Effective Date may be relatively small, the regular annual limitation may likewise be relatively small. Thus, under the regular rule, the use of the NOLs and Other Tax Attributes may be substantially restricted. The NOLs and Other Tax Attributes will be subject to further limitations if Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date.

         The operation and effect of IRC section 382 will be materially different from that just described if Debtors are subject to the special rules for corporations in bankruptcy provided in IRC section 382(1)(5) or IRC section 382(l)(6). Under IRC section 382(l)(5), Debtors' ability to use their pre-Effective Date NOLs and Other Tax Attributes would not be limited as described in the preceding paragraph. However, several other limitations would apply to Debtors under IRC section 382(1)(5), including (a) calculation of Debtors' NOLs without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period before the current tax year with respect to the Claims that are exchanged for New Common Stock pursuant to the

Plan, and (b) if Debtors undergo another ownership change within two years after the Effective Date, a determination that Debtors' IRC section 382 limitation with respect to that ownership change will be zero.

         As a general matter, the rules of IRC section 382(1)(5) apply to certain ownership changes occurring in a Chapter 11 bankruptcy case pursuant to a court-ordered transaction or court-approved plan. These provisions will apply to Debtors if Holders of Existing Common Stock and "qualified" Holders of Claims immediately before the ownership change own, after the ownership change, at least 50% (measured by both vote and value) of the New Common Stock. Certain attribution rules and other requirements apply for purposes of determining stock ownership for this purpose. Debtors believe that the issuance of the New Common Stock to the Holders of the Allowed General Unsecured Claims should satisfy the provisions of IRC section 382(l)(5), but due to the complexity and lack of interpretive precedent of IRC section 382(l)(5), there may be some uncertainty whether the provisions of IRC section 382(1)(5) apply to the ownership change occurring as a result of the confirmation of the Plan.

         Under IRC section 382(1)(5)(H), Debtors may elect not to have the special rules of IRC section 382(1)(5) apply (in which case the special rules under IRC section 382(l)(6), described below, would apply). Under IRC section 382(l)(6), Debtors would be entitled to take into account the increase in value of its stock as a result of the issuance of New Common Stock to the Allowed General Unsecured Creditors for purposes of determining the annual limitation under IRC section 382. Under IRC section 382(l)(6), the annual limitation will generally be equal to the product of (a) the lesser of (i) the value of the New Common Stock immediately after the increase in value of Debtors resulting from the surrender of Claims pursuant to the Plan, or (b) the gross value of Debtors' assets (I.E., determined without regard to liabilities) immediately before the ownership change (with certain adjustments) and (c) the long-term tax-exempt rate. For this purpose, the value of the stock of Debtors should include the value of the New Common Stock and the Warrants. Although regulations under IRC section 382(e) have not yet been issued, Debtors believe that the legislative intent that all equity interests (including common stock and warrants) be counted in determining the value of Debtors should result in the value of the Warrants being included. The NOLs and Other Tax Attributes will be subject to further limitations if Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date. Debtors have not yet determined whether they would elect to have the special rule under IRC section 382(l)(6) apply to the ownership change arising from the consummation of the Plan (assuming IRC section 382(1)(5) would otherwise apply).

         Debtors believe that the issuance of Warrants under the Plan to Holders of Existing Common Stock will not result in the termination or extinguishment of the Existing Common Stock under IRC section 312(l). If it did, the termination could result in subsequent dividends, if any, having a less favorable treatment as ordinary dividend income, rather than potential return of basis or capital gains.

         B. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND HOLDERS OF EQUITY INTERESTS.

         The federal income tax consequences of the implementation of the Plan to a Holder of a Claim will depend on a number of factors, including whether the Holder is deemed to have participated in an exchange for federal income tax purposes, and, if so, whether the exchange transaction constitutes a tax-free recapitalization or a taxable transaction; whether the Holder's Claim constitutes a "security" for federal income tax purposes; the type of consideration received by the Holder in exchange for its or his allowed claim; and whether the Holder reports income on the accrual basis.

                  1. Holders of Other Priority Claims and Certain General Unsecured Claims.

         A Holder whose Claim is paid in full or otherwise discharged on the Effective Date will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the fair market value on the Effective Date of any property (including New Common Stock) received by the Holder in respect of the Claim (excluding any property received in respect of a Claim for accrued interest that had not been included in income) and (b) the Holder's adjusted tax basis in the Claim (other than any claim for accrued interest that had not been included in income). A Holder's tax basis in property received in exchange for its Claim will generally be equal to the fair market value of that property on the Effective Date. The holding period for any such property will begin on the day after the Effective Date.

         Under the Plan, some property may be distributed or deemed distributed to certain Holders of Claims with respect to their Claims for accrued interest. Holders of Claims for accrued interest that previously have not included the accrued interest in taxable income will be required to recognize ordinary income equal to the fair market value of the property received with respect to the Claims for accrued interest. Holders of Claims for accrued interest that have included the accrued interest in taxable income generally may take an ordinary deduction to the extent that the Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset. The tax basis of the property received in exchange for Claims for accrued interest will equal the fair market value of the property on the Effective Date, and the holding period for the property received in exchange for the Claims will begin on the day after the Effective Date. The extent to which consideration distributable under the Plan is allocable to interest is not clear. Holders of Claims are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest. Debtors intend to take the position that none of the property distributed to Holders of Claims will be attributable to accrued interest until all of the principal amount of any such Claims is satisfied.

         The market discount provisions of the IRC may apply to Holders of certain Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that Holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the tax basis of the debt obligation in the Holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if the excess is less than a statutory DE MINIMIS amount. Gain recognized by a Holder of a Claim with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on the debt obligation during the Holder's period of ownership, unless the Holder elected to include accrued market discount in taxable income currently. A Holder of a market discount bond that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the debt obligation may be allowed to deduct the interest, in whole or in part, on disposition of the debt obligation.

         Under certain circumstances, a Holder of a Claim may recognize ordinary income to the extent that the Holder is deemed on the Effective Date to have received consideration for the Claim that represents a recovery of a prior bad debt or loss deduction, regardless of whether gain or loss would have otherwise been realized or recognized by the Holder on consummation of the Plan. Holders of Claims who have taken a bad debt or loss deduction with respect to their Claims should consult their own tax advisors as to the effect of the deduction in light of their particular circumstances.

                  2. Holders of Allowed General Unsecured Claims That Are Long-Term.

         Pursuant to the Plan, Debtors will issue shares of New Common Stock to the holders of Allowed General Unsecured Claims. Some of these Allowed General Unsecured Claims constitute long-term debt with initial terms of maturity in excess of five years ("Long-Term Claims"). The federal income tax consequences arising from the Plan to Holders of the Long-Term Claims may vary depending on, among other things, whether the Claims constitute "securities" for federal income tax purposes. The determination of whether a debt instrument constitutes a "security" depends on an evaluation of the nature of the debt instrument. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Debtors believe and intend to take the position that the Long-Term Claims should be treated as "securities" for federal income tax purposes.

         If the Long-Term Claims do not constitute "securities" for federal income tax purposes, a holder of a Long-Term Claim would be subject to the tax treatment described above under the heading "HOLDERS OF OTHER PRIORITY CLAIMS AND CERTAIN GENERAL UNSECURED CLAIMS." If the Long-Term Claims constitute

"securities" for federal income tax purposes, Debtors believe that the exchange of the Long-Term Claims for shares of the New Common Stock should constitute a "recapitalization." In that case, except as discussed above with respect to accrued market discount and claims for accrued interest, a holder of a Long-Term Claim should recognize gain, but not loss, with respect to its or his claim surrendered in an amount equal to the lesser of (a) the amount of gain realized (I.E., the excess of the fair market value of any property received by the Holder in respect of its or his Long-Term Claim over the tax basis of the Claim) and (b) the "boot" (as defined below), if any, received by the Holder in respect of its or his Long-Term Claim. A Holder will be treated as receiving "boot" to the extent of the fair market value of property other than shares of New Common Stock received by the Holder. Any such gain recognized will be treated as capital gain if the Long-Term Claim is a capital asset in the hands of the Holder of the Claim unless the boot, if any, received has the effect of the distribution of a dividend, in which case the gain would be treated as a dividend to the extent of the Holder's ratable share of Debtors' undistributed earnings and profits. In addition, a Holder's aggregate tax basis in the New Common Stock (other than the New Common Stock received for accrued interest) should be equal to the aggregate tax basis in the Long-Term Claims exchanged for the New Common Stock (exclusive of any basis attributable to accrued interest), decreased by the amount of the boot, if any, received and increased by any gain recognized. The Holder's holding period for the New Common Stock (other than New Common Stock received for accrued interest) will include the holding period of the Long-Term Claims exchanged for the New Common Stock, provided that the Long-Term Claims are held as capital assets on the Effective Date. A holder's tax basis in boot received, if any, will equal the fair market value of the boot on the Effective Date, and the Holder's holding period in the boot will begin on the day after the Effective Date.

         In addition, under the market discount rules discussed above, any accrued but unrecognized market discount with respect to the Long-Term Claims generally will be treated as ordinary income to the extent of the gain recognized in connection with the recapitalization described above. Any remaining accrued but unrecognized market discount generally will be treated as ordinary income to the extent of the gain recognized on the subsequent disposition of the New Common Stock received in exchange for the Long-Term Claim. The treatment of accrued market discount in a nonrecognition transaction is, however, subject to the issuance of Treasury regulations that have not yet been promulgated. In the absence of those regulations, the application of the market discount rules in the present transaction is uncertain. If a Holder of a Long-Term Claim was required under the market discount rules of the IRC to defer its deduction of all or a portion of the interest on indebtedness, if any, incurred or maintained to acquire or carry the Long-Term Claim, continued deferral of the deduction for interest on the indebtedness may be required. Any such deferred interest expense would be attributed to the New Common Stock received in exchange for the Claim, and would be treated as interest paid or accrued in the year in which the shares of New Common Stock are disposed.

                  3.       Holders of Equity Interests.

         The receipt of Warrants by the Holders of Existing Common Stock will not result in the recognition of any gain or loss by the Holders. A stockholder's tax basis in its shares of Existing Common Stock exchanged for Warrants will be transferred to the Warrants. A stockholder's holding period for the Warrants will include the stockholder's holding period for its or his existing equity interests. Upon exercise of the Warrants, the Holder of the Warrant will be deemed simply to have purchased New Common Stock in an investment transaction, and no gain or loss should be recognized. The Holder's tax basis will be the sum of the transferred basis from its or his Existing Common Stock and the exercise price. The holding period will begin on the date of exercise. If the Warrants are allowed to expire, any loss will be a capital loss, provided the Warrants (or implicitly the New Common Stock, if so acquired) were held as a capital asset.

         C.       WITHHOLDING.

         Under the backup withholding rules of the IRC, Holders of Claims may be subject to backup withholding at the rate of 27.5 percent with respect to payments made pursuant to the Plan unless the Holder (a) is a corporation or comes within specified other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number and certifies under penalties of perjury that the tax payer identification number is correct and that it is not subject to backup withholding due to a failure to report all dividends and interest. Any amount withheld under these rules is not an additional tax but will be credited against the Holder's United States federal income tax liability. Holders of Claims may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

                                       XI.

                                   CONCLUSION

         All Holders of Claims against and Interests in Debtors are urged to vote to accept the Plan and to evidence their acceptance by returning their ballots so that the ballots will be received by October 16, 2002.

         DATED:  [September __, 2002].

                                      METALS USA, INC.



                                      By: /s/ MICHAEL S. KIRKSEY
                                          ----------------------
                                          President and Chief Executive Officer

                                       Respectfully Submitted,

                                       FULBRIGHT & JAWORSKI L.L.P.

                                       -------------------------
                                       Zack A. Clement
                                       State Bar No. 04361550
                                       S.D. Tex. No. 06445
                                       Johnathan C. Bolton
OF COUNSEL:                            State Bar No. 24025260
                                       S.D. Tex. No. 25244
Robert F. Gray                         R. Andrew Black
Harva R. Dockery                       State Bar No. 02375110
Davor S. Vukadin                       1301 McKinney, Suite 4100
Christopher M. McNeill                 Houston, Texas 77010-3095
FULBRIGHT & JAWORSKI L.L.P.            Telephone:  713/651-5151
1301 McKinney, Suite 4100              Telecopier:  713/651-5246
Houston, Texas 77010-3095
Telephone:  713/651-5151               ATTORNEYS FOR DEBTORS
Telecopier:  713/651-5246              METALS USA, INC., ET AL.

                                   APPENDIX F

              PROJECTED STATEMENT OF OPERATIONS FOR THE PERIODS (IN THOUSANDS):

                                           JULY - NOVEMBER 2002          DECEMBER 2002
                                           --------------------          -------------
Net Sales                                      $    487,318                $    71,216
Cost of Sales                                       376,641                     55,078
                                             --------------              -------------
    Gross Margin                                    110,677                     16,138
Operating & Delivery                                 56,607                      8,370
Selling, general and administrative                  39,868                      6,551
Depreciation & amortization                           5,720                          3
                                             --------------              -------------
     Operating income                                 8,483                      1,214
Interest expense                                      6,855                        779
(Gain) loss on sale of assets                        13,346                         --
Other (income) expense                                   --                         --
Reorganization items                                  6,473                        810
                                             --------------              -------------
     Income (loss) before taxes                     (18,191)                      (375)
Provision for income taxes                           (6,367)                      (131)
                                             --------------              -------------
     Net Income (loss)                        $     (11,824)                $     (244)
                                             ==============              =============

                               PROJECTED CASH FLOW STATEMENTS FOR THE PERIODS

                                                                          JULY - NOVEMBER
                                                                               2002            DECEMBER 2002
                                                                          ---------------    ----------------

BEGINNING CASH                                                                 $    29,796          $   5,000

CASH FLOWS FROM OPERATING ACTIVITIES:                                          $   (11,824)          $   (244)
    Net Income (loss)
    Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating activities -
           Depreciation and amortization                                             5,720                  3
           Loss on sale of assets                                                   13,346                 --
           Changes in operating assets and liabilities, net of
           acquisitions and non-cash transactions
                Accounts Receivable                                                 32,079              3,352
                Inventories                                                         10,902             (6,707)
                Accounts Payable                                                   (10,000)                --
                Prepaid expense and other                                           (6,367)              (131)
                                                                                 ---------          ---------
                     Net cash provided by (used in) operating activities            33,855             (3,727)
                                                                                 ---------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
                 Purchase of property and equipment                                 (2,000)              (400)
                 Proceeds from Sales and Assets                                     83,488                 --
                 Other investing, net                                                   --                 --
                                                                                 ---------          ---------
                      Net cash provided by (used in) investing                     (81,488)              (400)
                                                                                 ---------          ---------
                      Activities
CASH FLOWS FROM FINANCING ACTIVITIES:
                 Net borrowings (repayments) on revolving credit                  (115,344)             4,127
                 Facilities
                 Net borrowings (repayments) on long-term debt                          --                 --
                                                                                 ---------          ---------
                       Net cash provided by (used in) financing activities        (115,344)             4,127
                                                                                 ---------          ---------
                       NET INCREASE (DECREASE) IN CASH                                  --                 --
                                                                                 ---------          ---------
ENDING CASH                                                                      $  29,796          $   5,000
                                                                                 =========          =========